Exhibit 4.30

                             AMENDED AND RESTATED
                        RECEIVABLES PURCHASE AGREEMENT

                         Dated as of January 11, 2000

                                     among

                             RITE AID FUNDING LLC

                                 as the Seller

                                      and

                     CORPORATE ASSET FUNDING COMPANY, INC.

                                      and

                       CORPORATE RECEIVABLES CORPORATION

                               as the Investors

                                      and

                                CITIBANK, N.A.

                                      and

                         CITICORP NORTH AMERICA, INC.

                                 as the Agent

                                      and

                             RITE AID CORPORATION

                              as Collection Agent




                             TABLE OF CONTENTS

                                                                         Page

PRELIMINARY STATEMENTS....................................................1

ARTICLE I

      DEFINITIONS.........................................................2
      SECTION 1.01.  Certain Defined Terms................................2
      SECTION 1.02.  Other Terms.........................................28

ARTICLE II

      AMOUNTS AND TERMS OF THE PURCHASES.................................28
      SECTION 2.01.Purchase Facility.....................................28
      SECTION 2.02.Making Purchases......................................29
      SECTION 2.03.Receivable Interest Computation.......................30
      SECTION 2.04.Settlement Procedures.................................31
      SECTION 2.05.Fees..................................................33
      SECTION 2.06.Payments and Computations, Etc........................34
      SECTION 2.07.Dividing or Combining Receivable Interests............34
      SECTION 2.08.Increased Costs.......................................34
      SECTION 2.09.Additional Yield on Receivable Interests Bearing a
            Eurodollar Rate..............................................35
      SECTION 2.10.Security Interest.....................................36

ARTICLE III

      CONDITIONS OF PURCHASES............................................37
      SECTION 3.01.Conditions Precedent to Initial Purchase on
                              Original Closing Date......................37
      SECTION 3.02.Conditions Precedent to Initial Purchase on
                              New Closing Date...........................37
      SECTION 3.03.Conditions Precedent to the Amendment Closing Date....38
      SECTION 3.04.Conditions Precedent to All Purchases
                              and Reinvestments..........................40

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES.....................................41
      SECTION 4.01.Representations and Warranties of the Seller..........41

ARTICLE V

      COVENANTS..........................................................45
      SECTION 5.01.Covenants of the Seller...............................45
      SECTION 5.02.Covenant of the Parent, the Seller and each Originator52

ARTICLE VI

      ADMINISTRATION AND COLLECTION
      OF POOL RECEIVABLES ...............................................53
      SECTION 6.01.Designation of Collection Agent.......................53
      SECTION 6.02.Duties of Collection Agent............................53
      SECTION 6.03.Certain Rights of the Agent...........................54
      SECTION 6.04.Rights and Remedies...................................55
      SECTION 6.05.Further Actions Evidencing Purchases..................56
      SECTION 6.06.Covenants of the Collection Agent and the Originator..56
      SECTION 6.06A.    Representations of the Collection Agent..........58
      SECTION 6.07.Indemnities by the Collection Agent...................58
      SECTION 6.08.Establishment of Deposit Accounts.....................60

ARTICLE VII

      EVENTS OF TERMINATION..............................................62
      SECTION 7.01.Events of Termination.................................62

ARTICLE VIII

      THE AGENT .........................................................66
      SECTION 8.01.Authorization and Action..............................66
      SECTION 8.02.Agent's Reliance, Etc.................................66
      SECTION 8.03.CNAI and Affiliates...................................67
      SECTION 8.04.Bank's Purchase Decision..............................67

ARTICLE IX

      INDEMNIFICATION....................................................67
      SECTION 9.01.Indemnities by the Seller.............................67

ARTICLE X

      MISCELLANEOUS......................................................69
      SECTION 10.01.    Amendments, Etc..................................69
      SECTION 10.02.    Notices, Etc.....................................70
      SECTION 10.03.    Assignability....................................70
      SECTION 10.04.    Costs, Expenses and Taxes........................71
      SECTION 10.05.    No Proceedings...................................71
      SECTION 10.06.    Confidentiality..................................72
      SECTION 10.07.    Patient Confidentiality..........................72
      SECTION 10.08.    GOVERNING LAW....................................73
      SECTION 10.09.    No Novation......................................73
      SECTION 10.10.    Execution in Counterparts........................73
      SECTION 10.11.    Survival of Termination..........................73

                                 SCHEDULES

SCHEDULE I  -     Deposit Account Banks; Lock-Boxes; Deposit Accounts
SCHEDULE II -     Special Concentration Limits

                                  ANNEXES

ANNEX A           -     Form of Seller Report
ANNEX B-1         -     Form of Originator Deposit Account Agreement
ANNEX B-2         -     Form of Purchaser Deposit Account Agreement
ANNEX C           -     Form of Opinion of Counsel to the Seller
ANNEX D           -     [Intentionally Omitted]
ANNEX E           -     Form of Confirmation of Parent Guaranty
ANNEX F           -     Form of Weekly Report


            AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

                        Dated as of January 11, 2000


            RITE AID FUNDING LLC, a California limited liability company (the "Seller"), CORPORATE ASSET FUNDING COMPANY, INC., a Delaware corporation, CORPORATE RECEIVABLES CORPORATION, a California corporation, CITIBANK, N.A., and CITICORP NORTH AMERICA, INC., a Delaware corporation ("CNAI"), as agent (the "Agent") for the Investors and the Banks, and RITE AID CORPORATION, a Delaware corporation, as Collection Agent, agree as follows:

            PRELIMINARY STATEMENTS.

            The Collection Agent, the Investors, certain of the Banks, the Seller and the Agent entered into a Receivables Purchase Agreement, dated as of November 26, 1997, as amended, and as further amended and restated by the Amended and Restated Receivables Agreement, dated as of November 24, 1999, as amended by Amendment Agreement No. 1, dated as of December 3, 1999 (the "Original Receivables Purchase Agreement"), pursuant to which the Seller has sold Receivable Interests to the Investors and the Banks upon the terms and subject to the conditions set forth in the Original Receivables Purchase Agreement.

            The Collection Agent, the Investors, the Banks, the Seller and the Agent desire to amend and restate the Original Receivables Purchase Agreement in its entirety in order to reflect prior amendments to certain financial covenants, modify eligibility criteria related to PBM's and the Special Concentration Limits relating thereto (each, as defined below) and modify certain reserve calculations and requirements.

            The Seller has acquired, and may continue to acquire Receivables from the Originators, either by purchase or by contribution to the capital of the Seller, as determined from time to time by the Seller and the Originators. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as "Receivable Interests") in the Receivables. CAFCO or CRC (as such terms are hereinafter defined) may, in their sole discretion, purchase such Receivable Interests, and the Banks are prepared to purchase such Receivable Interests, in each case on the terms set forth herein. Accordingly, the parties agree to amend and restate the Original Receivables Purchase Agreement as follows:


                                 ARTICLE I

                                DEFINITIONS

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Adverse Claim" means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

            "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

            "Affiliated Obligor" means any Obligor that is an Affiliate of another Obligor.

            "Agent PBM" means each PBM designated by the Agent in a writing delivered to the Seller in its sole discretion from time to time (including, as of the Amendment Closing Date, PCS and Diversified Pharmaceutical Services, Inc.), the payments from whom relate to specified Originator Receivables and are intended as payments made by such Person in its capacity as an agent of an Insurer and not as payments made by such Person based on its assumption of payment obligations relating to such Originator Receivables in substitution of the payment obligations of an Insurer.

            "Agent's Account" means the special account of the Agent, account number 40636695 maintained at the office of Citibank at 399 Park Avenue, New York, New York.

            "Agreement" means this Amended and Restated Receivables Agreement, dated as of January 11, 2000, as the same may be amended, modified or restated from time to time.

            "Alternate Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to one-half of 1% per annum above the highest of:

                  (a) the rate of interest announced publicly by Citibank
            in New York, New York, from time to time as Citibank's base rate;

                  (b) 1/2 of one percent above the latest three-week moving
            average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

                  (c)   the Federal Funds Rate.

            "Amended Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of October 25, 1999, as amended, among the Parent, as the borrower, the banks party thereto and Morgan Guaranty Trust Company of New York, as agent or under the Term Loan Agreement, as amended, dated as of October 25, 1999 among the Parent, as the borrower, the banks party thereto and Morgan Guaranty Trust Company of New York, as agent.

            "Amendment Closing Date" means the date and time of the fulfillment of the conditions set forth in Section 3.03 hereof, anticipated to occur on January 11, 2000.

            "Applicable Spread" means, for any day, the percentage set forth below in the applicable row under the column corresponding to the Status that exists on such day:


        STATUS          LEVEL I   LEVEL II  LEVEL III
        ------          -------   --------  ---------
Alternative Base Rate    1.00%     1.50%      2.00%
   Eurodollar Rate       2.00%     2.50%      3.00%

            "Asset Purchase Agreement" means, in the case of any Bank other than Citibank, the asset purchase agreement entered into by such Bank concurrently with the Assignment and Acceptance pursuant to which it became party to this Agreement.

            "Assignee Rate" for any Settlement Period for any Receivable Interest means an interest rate per annum equal to the Applicable Spread plus the Eurodollar Rate for such Settlement Period; provided, however, that in case of:

            (i) any Settlement Period on or prior to the first day of which an Investor or Bank shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest at the Assignee Rate set forth above (and such Investor or Bank shall not have subsequently notified the Agent that such circumstances no longer exist),

            (ii) any Settlement Period of one to (and including) 29 days (other than a Settlement Period which corresponds to the month of February or which begins on a day in the month of February and runs to the numerically corresponding day of the following month),

            (iii) any Settlement Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Settlement Period, that the related Receivable Interest will not be funded by issuance of commercial paper, or

            (iv) any Settlement Period for a Receivable Interest the Capital of which allocated to the Investors or the Banks is less than $500,000,

      then, the "Assignee Rate" for such Settlement Period shall be an interest rate per annum equal to the Alternate Base Rate plus the Applicable Spread, in each case, in effect on the first day of such Settlement Period; provided, further, that the Agent and the Seller may agree in writing from time to time upon a different "Assignee Rate".

            "Assignment and Acceptance" means an assignment and acceptance agreement entered into by a Bank, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in form and substance satisfactory to the Agent.

            "Average Dilution Ratio" means for any Month the average of the Dilution Ratios for the 12 most recently ended Months of the Seller.

            "Average Maturity" means at any time that period of days equal to the average maturity of the Pool Receivables calculated by the Collection Agent in the then most recent Seller Report; provided, however, if the Agent shall reasonably disagree with any such calculation, the Agent may recalculate such Average Maturity.

            "Bank Commitment" of any Bank means, (a) with respect to Citibank, $300,000,000 or such amount as reduced by any Assignment and Acceptance entered into between Citibank and other Banks; or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank's Bank Commitment, in each case as such amount may be reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and, with respect to each of
(a) and (b) above, as the same may be further reduced (or terminated) pursuant to the next sentence or, with the consent of such Bank, increased in connection with an increase in the Purchase Limit pursuant to Section 2.01(b) . Any reduction (or termination) of the Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Bank's Bank Commitment.

            "Banks" means Citibank and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.03.

            "Beneficiary" means, as of any date of determination, any of the Investors, the Banks and the Agent.

            "Business Day" means any day on which (i) banks are not authorized or required to close in New York City, and (ii) if this definition of "Business Day" is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

            "CAFCO" means Corporate Asset Funding Company, Inc. and any successor or assign of CAFCO that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

            "Capital" of any Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase by an Investor or a Bank pursuant to this Agreement, or such amount divided or combined in accordance with Section 2.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to
Section 2.04(d); provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

            "CHAMPUS" means the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the Unites States Departments of Defense, Health and Human Services and Transportation and established pursuant to 10 U.S.C. ss.ss. 1071-1106, and all regulations promulgated thereunder including without limitation (a) all federal statutes (whether set forth in 10 U.S.C. ss.ss. 1071-1106 or elsewhere) affecting CHAMPUS and (b) all rules, regulations (including 32 CFR 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Entities (including, without limitation, the Department of Health and Human Services, the Department of Defense, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs) and the Office of CHAMPUS, or any Person or entity succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law) in each case, as amended, supplemented or otherwise modified from time to time.

            "Citibank" means Citibank, N.A., a national banking association.

            "Collection Agent" means at any time the Person then authorized pursuant to Section 6.01 to administer and collect Pool Receivables.

            "Collection Agent Fee" has the meaning specified in
Section 2.05(a).

            "Collection Agent Fee Reserve" for any Receivable Interest at any time means the sum of (i) the unpaid Collection Agent Fee relating to such Receivable Interest accrued to such time plus (ii) an amount equal to
(a) the Capital of such Receivable Interest on such date multiplied by (b) the product of (x) the sum of (A) the percentage per annum at which the Collection Agent Fee is accruing on such date and (B) the percentage per annum at which the Program Fee (as such term is defined in the Fee Agreement) is accruing on such date and (y) a fraction having the sum of the Average Maturity plus the Collection Delay Period (each as in effect at such date) as its numerator and 360 as its denominator.

            "Collection Delay Period" means 10 days or such other number of days as the Agent may select upon three Business Days' notice to the Seller.

            "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and any Collection of such Receivable deemed to have been received pursuant to Section 2.04.

            "Commitment Termination Date" means the earliest of (a) November 1, 2000, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller's request, made not less than 45 days prior to the then Commitment Termination Date, one or more Banks having 100% of the Purchase Limit shall in their sole discretion consent, which consent shall be given not more than 30 days prior to the then Commitment Termination Date, to the extension of the Commitment Termination Date to the date occurring 360 days after the then Commitment Termination Date; provided, however, that any failure of any Bank to respond to the Seller's request for such extension shall be deemed a denial of such request by such Bank, (b) the Facility Termination Date, (c) the date determined pursuant to Section 7.01, and (d) the date (not earlier than November 1, 2002) the Purchase Limit reduces to zero.

            "Concentration Limit" for any Obligor (including each Non-Agent PBM but excluding each Agent PBM) means at any time, 4% and for each Agent PBM at any time, means 25%, or, in each case, such other percentage ("Special Concentration Limit") for such Obligor designated by the Agent in a writing delivered to the Seller (initially, the Special Concentration Limits shall be as specified on Schedule II hereto) ; provided, that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided, further, that the Agent may cancel any Special Concentration Limit upon three Business Days' notice to the Seller.

            "Confirmation of Parent Guaranty" means the Confirmation of Parent Guarantee, dated as of the New Closing Date, substantially in the form of Annex E attached hereto, made by the Parent in favor of the Agent, for the benefit of the Investors and the Banks, whereby the Parent confirms its obligations under the Parent Guaranty.

            "Consolidated Capital Expenditures" means, for any period, the aggregate amount of expenditures by the Parent and its Consolidated Subsidiaries for plant, property and equipment during such period (including any such expenditure by way of acquisition of a Person or by way of assumption of indebtedness or other obligations of a Person, to the extent reflected as plant, property and equipment), but excluding any such expenditures made (i) for the replacement or restoration of assets to the extent financed by condemnation awards or proceeds of insurance received with respect to the loss or taking of or damage to the asset or assets being replaced or restored and (ii) for assets acquired to the extent financed by a Sale and Leaseback Transaction.

            "Consolidated Debt" means at any date the Debt of the Parent and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

            "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus (a), to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Charges, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) LIFO Adjustments, (v) store closing expenses and (vi) any other nonrecurring charge to the extent such nonrecurring charge does not involve any cash expenditure during such period, less (b), to the extent not deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) any cash expenditure during such period in connection with which a nonrecurring charge was taken in any prior period and (ii) LIFO Adjustments.

            "Consolidated Interest Charges" means, for any period, the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued by the Parent and its Consolidated Subsidiaries during such period.

            "Consolidated Net Income" means, for any period, the net income (or loss) of the Parent and its Consolidated Subsidiaries (exclusive of (a) extraordinary items of gain or loss, (b) any gain or loss in connection with any sale of assets other than sales of inventory in the ordinary course of business, but in the case of loss only to the extent that such loss does not involve any cash expenditure during such period and (c) the Parent's share of the net income (or loss) of drugstore.com), determined on a consolidated basis for such period.

            "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Parent and its Consolidated Subsidiaries determined as of such date; provided that such consolidated stockholders' equity shall be adjusted to exclude the effects of items which have been excluded from Consolidated Net Income for any period commencing after August 28, 1999 by reason of the parenthetical phrase contained in the definition of such term. Consolidated Net Worth includes the Parent's 8% Convertible Pay- In-Kind Preferred Stock.

            "Consolidated Rent" means, for any period, the consolidated rental expense of the Parent and its Consolidated Subsidiaries for such period, and including in any event rental costs of closed stores for such period whether or not reflected as an expense in the determination of Consolidated Net Income for such period.

            "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Parent in its consolidated financial statements if such statements were prepared as of such date.

            "Contract" means the agreement, insurance policy or other instrument obligating an Obligor to pay for merchandise, insurance or services from time to time.

            "Cure Period" means the period beginning on and including a Pool Noncompliance Date and ending on but excluding the earlier of (a) the first date thereafter on which the Net Receivables Pool Balance equals or exceeds the Required Weekly Net Receivables Pool Balance and (b) the second consecutive Business Day following the occurrence of such Pool Non-compliance Date.

            "CRC" means Corporate Receivables Corporation and any successor or assign of CRC that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

            "Credit and Collection Policy" means those receivables credit and collection policies and practices of PCS (with respect to PCS-originated Receivables), the Parent or the Collection Agent (if the Parent is not the Collection Agent) in effect on the New Closing Date, as modified in compliance with this Agreement.

            "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all noncontingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person.

            "Default Ratio" means, for any Month, the ratio (expressed as a percentage) computed as of the last day of such Month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables that became Defaulted Receivables during such Month, by (ii) the aggregate Outstanding Balance of all Originator Receivables generated in the fifth Month immediately preceding such Month.

            "Defaulted Receivable" means an Originator Receivable:

                  (i) as to which any payment, or part thereof, remains
            unpaid for 121 days from the date of service relating to such Receivable;

                  (ii) as to which the Obligor thereof or any other Person
            obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

                  (iii) which, consistent with the Credit and Collection
            Policy, has been written off the Parent, the Seller's or the applicable Originator's books as uncollectible.

            "Deposit Account" means the Originator Deposit Account and the Purchaser Deposit Account.

            "Deposit Account Agreement" means, collectively, the Originator Deposit Account Agreement and the Purchaser Deposit Account Agreement.

            "Deposit Account Bank" initially means Mellon Bank, N.A. and shall means any bank holding a Deposit Account, from time to time.

            "Deposit Date" means each Business Day on which any Collections are deposited in the Purchaser Deposit Account.

            "Designated Obligor" means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor upon three Business Days' notice by the Agent to the Seller.

            "Designated Percentage" means, with respect to aggregate Outstanding Balance of Rejected Accounts, the percentage designated by the Agent in a writing delivered to the Seller in its sole discretion from time to time, reflecting historical actual final Collections received by the Originators with respect to Rejected Accounts.

            "Diluted Receivable" means an Originator Receivable as to which Dilution has occurred.

            "Dilution" means any reduction in the Outstanding Balance of any Receivable, except for reductions resulting from payments or writeoffs with respect to such Receivable.

            "Dilution Discount Amount" means (i) prior to the occurrence and continuance of a Special Event, an amount determined from time to time by the Agent based on its continuing review of the Receivables Pool, and initially established at $7,000,000, and (ii) following the occurrence and continuance of a Special Event, zero.

            "Dilution Horizon Factor" means the ratio (expressed as percentage) computed by dividing (i) the aggregate Outstanding Balance of all Originator Receivables created during the most recently ended Month by
(ii) the Eligible Receivables Pool Balance as of the last day of the most recently ended Month.

            "Dilution Percentage" means for any Month, the sum of (A) the product of (i) the Average Dilution Ratio for the most recently ended Month, (ii) 1.5, and (iii) the Dilution Horizon Factor as of the most recently ended Month plus (B) the product of (i) the Dilution Volatility Factor as of the last day of the most recently ended Month and (ii) the Dilution Horizon Factor as of the last day of the most recently ended Month.

            "Dilution Ratio" means, for any Month, the ratio (expressed as a percentage) computed as of the last day of such Month by dividing (i) the aggregate amount of Dilution with respect to the Receivables during such Month by (ii) the aggregate Outstanding Balance of all Receivables created during the Month immediately preceding the most recently ended Month.

            "Dilution Reserve" means, for any Receivable Interest on any date (in each case as of the close of business of the Collection Agent as of such date), (i) if on such date a Special Event shall have occurred and be continuing, the sum of (A) the sum of Capital, the Yield Reserve and the Collection Agent Fee Reserve for Receivable Interests on such date multiplied by the greater of (x) an amount equal to the Dilution Percentage and (y) the product of (1) the Dilution Horizon Factor on such date and (2) the Average Dilution Ratio on such date, plus (B) Receivable Interests with respect to Receivables attributable to PCS's obligors on such date multiplied by 0.133 and (ii) on any other date, zero.

            "Dilution Volatility Factor" means, as of the last day of each Month, the product (expressed as a percentage) of (i) the amount by which
(A) the highest Dilution Ratio for any of the twelve most recently ended Month exceeds (B) the Average Dilution Ratio for the most recently ended Month and (ii) a fraction equal to (A) the highest Dilution Ratio for any of the twelve most recently ended Months divided by (B) the Average Dilution Ratio for the most recently ended Month.

            "E-Mail Report" has the meaning specified in Section 6.02 hereof.

            "Eligible Assignee" means CNAI, any of its Affiliates, any Person managed by Citibank, CNAI or any of their Affiliates, or any financial or other institution acceptable to the Agent.

            "Eligible Receivable" means, at any time, a Receivable:

                  (i) the Obligor of which is a United States resident and is not an Affiliate of any of the parties hereto;

                  (ii) the Obligor of which, at the time of the initial
            creation of an interest therein under this Agreement, is a Designated Obligor and is not the Obligor of any Defaulted Receivables which in the aggregate constitute 10% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

                  (iii) which at the time of the initial creation of an
            interest therein under this Agreement is not a Defaulted Receivable or subject to Dilution (provided, however, that, that portion of such Receivable which is not subject to Dilution may, in the Agent's sole discretion, be deemed an 'Eligible Receivable');

                  (iv) which is a Rejected Account, but only to the extent
            that when the Outstanding Balance of such Rejected Account is combined with the Outstanding Balance of all other Rejected Accounts then included in the Receivables Pool, such amount does not exceed the Designated Percentage for outstanding Rejected Accounts as of such date;

                  (v) which is not past, or within 60 days of, the
            statutory limit for collection applicable to the Obligor;

                  (vi) which is an obligation representing all or part of
            the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

                  (vii) which is an "account" or a "general intangible"
            within the meaning of Section 9-106 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

                  (viii)which is denominated and payable only in United
            States dollars in the United States;

                  (ix) which arises under a Contract which, together with
            such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any dispute, (and other than PCS-originated Receivables) offset (including, without limitation, any offset arising by virtue of such Obligor providing health insurance to the employees of any Originator), counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

                  (x) which, together with the Contract related thereto,
            does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Parent, the Seller, the applicable Originator or the Obligor is in violation of any such law, rule or regulation in any material respect;

                  (xi) which arises under a Contract which (A) does not
            require the Obligor thereunder to consent to the transfer, sale or assignment of the rights and duties of the Parent, the Seller or the applicable Originator thereunder, (B) except to the extent addressed in the opinion of counsel delivered pursuant to Section 3.02(g), does not contain a confidentiality provision that purports to restrict the ability of the Investors or the Banks to exercise their rights under this Agreement, including, without limitation, their right to review the Contract and (C) except to the extent addressed in the opinion of counsel delivered pursuant to Section 3.02(g), does not contain any provision prohibiting the transfer, sale or assignment of the Obligor's payment obligation to the applicable Originator;

                  (xii) which (A) satisfies all applicable requirements of
            the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to the Seller upon 30 days' notice;

                  (xiii)as to which, at or prior to the time of the initial
            creation of an interest therein under this Agreement, the Agent has not notified the Seller that such Receivable (or class of Receivables) is no longer acceptable for purchase by an Investor and the Banks hereunder;

                  (xiv) as to which, at or prior to the time of the initial
            creation of an interest therein under this Agreement, the information provided by the Seller with respect thereto is complete and correct, and the applicable Originator has billed the applicable Obligor and has delivered to such Obligor all requested supporting claim documents with respect to such Receivable;

                  (xv) as to which, the applicable Originator has, or has
            the right to use, valid provider identification numbers and licenses to generate valid Receivables. All information set forth in the bill and supporting claim documents with respect to such Receivable is true, complete and correct; if additional information is requested by the Obligor, the applicable Originator or the Parent has or will promptly provide the same, and if any error has been made with respect to such information, the applicable Originator or the Parent will promptly correct the same and, if necessary, rebill such Receivable;

                  (xvi) as to which, the applicable Originator has, or has
            the right to use, valid provider identification numbers and licenses to generate valid Medicare and Medicaid cost reports with respect to such Receivable for all cost reporting periods ending on or before the date of the last audited cost report have been examined and audited by (i), as to Medicaid, the applicable state agency or other HCFA-designated agents or agents of such state agency, charged with such responsibility or (ii), as to Medicare, the Medicare intermediary or other HCFA-designated agents charged with such responsibility; and there is no basis for any Governmental Entity to assert an offset against any Originator;

                  (xvii)which, according to the Contract related thereto,
            is required to be paid in full not more than 90 days from the date the Originator of such Receivable performed the service related thereto; and

                  (xviiiwhich, in the case of PCS-originated Receivables,
            has been approved by the Agent, in its sole discretion, as "Eligible Receivables" based on the Agent's due diligence regarding such Receivables.

            "Eligible Receivables Pool Balance" means as of any date the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced by the sum of (without duplication) (i) the Outstanding Balance of Eligible Receivables that are then Defaulted Receivables, (ii) the Dilution Discount Amount, (iii) Unapplied Cash, (iv) Unbilled Accounts, (v) 1.00 minus the Designated Percentage (expressed as a decimal) of Rejected Accounts and (vi) any offset risk attributable to PCS-originated Receivables, as determined by the Agent.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Eurodollar Rate" means, for any Settlement Period, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two Business Days before the first day of such Settlement Period in an amount substantially equal to the Capital associated with such Settlement Period on such first day and for a period equal to such Settlement Period.

            "Eurodollar Rate Reserve Percentage" of any Investor or Bank for any Settlement Period in respect of which Yield is computed by reference to the Eurodollar Rate means the reserve percentage applicable two Business Days before the first day of such Settlement Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Settlement Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Settlement Period.

            "Event of Termination" has the meaning specified in Section 7.01.

            "Expected Net Value" means, with respect to any Receivable Interest, the gross unpaid amount of such Receivable Interest on the purchase date thereof multiplied by the Net Value Factor.

            "Facility Termination Date" means the earliest of (a) November 1, 2002, (b) the date determined pursuant to Section 7.01, (c) the date the Purchase Limit reduces to zero pursuant to Section 2.01(b) or (d) the Commitment Termination Date.

            "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

            "Fee Agreement" means the agreement of even date between the Seller and the Agent, as the same may be amended or restated from time to time, with respect to the fees to be paid by or on behalf of the Seller in connection with this Agreement.

            "Fees" means all fees payable to the Agent pursuant to the Fee Agreement.

            "Fixed Charge Coverage Ratio" means at any date, the ratio of
(i) Consolidated EBITDA plus Consolidated Rent to (ii) Consolidated Interest Charges plus Consolidated Rent, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

            "Funds Transfer Letter" means the letter executed and delivered by the Seller to the Agent on the Original Closing Date.

            "Governmental Entity" means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Payments from Governmental Entities shall be deemed to include payments governed under the Social Security Act (42 U.S.C. ss.1395, et seq.), including payments under Medicare, Medicaid and CHAMPUS, and payments administered or regulated by HCFA.

            "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

            "HCFA" means the Health Care Financing Administration of the United States Department of Health and Human Services.

            "Incipient Event of Termination" means an event that but for notice or lapse of time or both would constitute an Event of Termination.

            "Information" has the meaning specified in Section 10.06(b).

            "Insurer" means any Person which in the ordinary course of its business or activities agrees to pay for healthcare goods and services received by individuals, including commercial insurance companies, nonprofit insurance companies (such as Blue Cross, Blue Shield entities), employers or unions which self-insure for employee or member health insurance, prepaid health care organizations, preferred provider organizations and health maintenance organizations. "Insurer" includes insurance companies issuing health, personal injury, workers' compensation or other types of insurance but does not include any individual guarantors.

            "Investment Grade" means, a rating of at least BBB- by S&P and at least Baa3 by Moody's; provided, that if the Parent does not have rated long-term public senior unsecured debt securities outstanding, "Investment Grade" shall mean the rating determined by the Agent, in its sole discretion, that would be assigned to the Parent's long-term public senior unsecured debt securities if the Parent did have such rated securities.

            "Investor" means CAFCO or CRC and all other owners by assignment or otherwise of a Receivable Interest originally purchased by CAFCO or CRC, as the case may be, and, to the extent of the undivided interests so purchased, shall include any participants.

            "Investor Rate" means, to the extent CAFCO or CRC funds such Receivable Interest by issuing commercial paper, the weighted average per annum rate equivalent to daily rates paid or payable by CAFCO or CRC, as the case may be, from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those promissory notes issued by CAFCO or CRC, as the case may be, that are allocated, in whole or in part, by the Agent (on behalf of CAFCO or CRC, as the case may be) to fund the purchase or maintenance of such Receivable Interest during such Settlement Period as determined by the Agent (on behalf of CAFCO or CRC, as the case may be) and reported to the Seller from time to time on a weighted average basis for such Settlement Period, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such commercial paper notes, to the extent such commissions are allocated, in whole or in part, to such commercial paper notes by the Agent (on behalf of CAFCO or CRC, as the case may be); provided, however, that if any component of such rate is a discount rate, in calculating the 'Investor Rate' for such Settlement Period the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

            "Level I Status" exists at any date if (i) such date is on or after May 1, 2000, and (ii) Parent's long-term unsecured debt (without third party credit enhancement) is rated BBB- or higher by S&P and Baa3 or higher by Moody's.

            "Level II Status" exists at any date if (a) Parent's long-term unsecured debt (without third party credit enhancement) is rated BB+ or higher by S&P and Ba1 or higher by Moody's and (b) Level I Status does not exist.

            "Level III Status" exists at any date if, at such date, no other Status exists.

            "LIFO Adjustments" means, for any period, the net adjustment to costs of goods sold for such period required by the Parent's LIFO inventory method, determined in accordance with generally accepted accounting principles.

            "Liquidation Day" means, for any Receivable Interest, (i) each day during a Settlement Period for such Receivable Interest on which the conditions set forth in Section 3.02 are not satisfied, and (ii) each day which occurs on or after the Termination Date for such Receivable Interest.

            "Liquidation Fee" means, for any Settlement Period during which a Liquidation Day occurs, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Settlement Period pursuant to clause (iv) of the definition thereof) which would have accrued during such Settlement Period on the reductions of Capital of the Receivable Interest relating to such Settlement Period had such reductions remained as Capital, exceeds (ii) the income, if any, received by the Investors' investing the proceeds of such reductions of Capital.

            "Lock-Box" means the Originator Lock-Box and the Purchaser
Lock-Box.

            "Loss Horizon Factor" means, for any date, the ratio (expressed as a percentage) computed as of the last day of the most recently ended Month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables created during the five (5) Month period ending on such date by
(ii) the Eligible Receivables Pool Balance as of such date.

            "Loss-to-Liquidation Ratio" means the ratio (expressed as a percentage) computed as of the last day of each Month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables written off by the Parent, applicable Originator or the Seller, or which should have been written off by the Parent, the Seller or the applicable Originator in accordance with the Credit and Collection Policy, during the one Month period ending on such last day by (ii) the aggregate amount of Collections of Originator Receivables actually received during such period.

            "Loss Percentage" means, for any Month, the product of (w) the highest Default Ratio for any Month for the twelve most recently ended Months, (x) the difference between (a) one and (b) the Recovery Rate then in effect, (y) the Loss Horizon Factor as of the last day of the most recently ended Month and (z) 1.5.

            "Loss Reserve" means, for any Receivable Interest on any date, the greatest of (i) 10%, (ii) three (3) times the Concentration Limit, and
(iii) an amount equal to the Loss Percentage on such date multiplied by the sum of Capital, the Yield Reserve and the Collection Agent Fee Reserve for such Receivable Interest, in each case, as of the close of business of the Collection Agent on such date.

            "Month" means the fiscal month maintained on the books and records of the Seller and the Parent in accordance with generally accepted accounting practices, consistently applied.

            "Moody's" means Moody's Investors Service, Inc.

            "Net Receivables Pool Balance" means, at any date, the Eligible Receivables Pool Balance reduced by the aggregate amount by which the Outstanding Balance of Eligible Receivables (other than Defaulted Receivables) of each Obligor then in the Receivables Pool then exceeds the product of (A) the Concentration Limit for such Obligor multiplied by (B) the Capital of all Receivable Interests.

            "Net Value Factor" with respect to any Receivable Interest, means the historical actual final Collections received from the applicable Obligor within the past 121 days of the purchase date of such Receivable Interest, divided by the gross face value of such Receivable Interest.

            "New Closing Date" means November 24, 1999.

            "Non-Agent PBM" means each PBM, the payments from whom relate to specified Originator Receivables and are intended to constitute payments of direct obligations of such Person and in full substitution of any payment obligation of an Insurer with respect to such Originator
Receivables, and not merely as payments in a capacity as an agent of such Insurers.

            "Notice to Insurer" means a notice, in substantially the form of Annex F hereto, from the Seller to each Insurer and PBM, relating to the payment of Collections from such Insurer or PBM, as the case may be.

            "Obligor" means an Insurer, PBM or Governmental Entity, as applicable, obligated to make payments pursuant to a Contract.

            "Obligor Notification Date" means the earliest of (i) April 1, 2000, (ii) such time that the Purchaser Deposit Account has a data automation system which permits the tracking of Collections and (iii) such time as the Agent shall decide to send a Notice to Insurers to each Obligor who is not a Governmental Entity instructing all such Obligors to send all Collections to the Purchaser Lock-Box or the Purchaser Deposit Account.

            "Original Closing Date" means November 26, 1997.

            "Original Receivables Purchase Agreement" has the meaning assigned to such term in the preliminary statement of this Agreement.

            "Original Originator Purchase Agreement" means the Purchase and Contribution Agreement dated the Original Closing Date between the Originators, as sellers, and the Seller, as purchaser, as the same may have be amended, modified or restated from time to time.

            "Originator Deposit Account" has the meaning specified in
Section 6.08(b).

            "Originator Deposit Account Bank" shall initially be Mellon Bank, N.A. and has the meaning specified in Section 6.08(b).

            "Originator Deposit Account Agreement" means an agreement, in substantially the form of Annex B-1, among Seller, Originator Deposit Account Bank, the Agent and the Originators.

            "Originator Lock-Box" shall have the meaning specified in 6.08(b).

            "Originator Purchase Agreement" means the Amended and Restated Purchase and Contribution Agreement dated the New Closing Date between the Originators, as sellers, and the Seller, as purchaser, as the same may be amended, modified or restated from time to time.

            "Originator Receivable" means the accounts and general intangibles (within the meaning of Section 9-106 of the UCC) relating to the indebtedness of any Obligor resulting from the provision or sale of merchandise, insurance or services by an Originator, and, if pursuant to a Contract, such related Contract, and including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

            "Originators" means the Persons designated as "Originators" from time to time in the Originator Purchase Agreement.

            "Other Corporations" means the Parent, the Originator and all of their respective Subsidiaries except the Seller.

            "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

            "Parent" means Rite Aid Corporation, a Delaware corporation.

            "Parent Guaranty" means the Guarantee, dated as of the Original Closing Date, made by the Parent in favor of the Agent, for the benefit of the Investors and the Banks, as confirmed pursuant to the Confirmation of Parent Guaranty and as amended, modified or supplemented from time to time in accordance with its terms.

            "PCS" means PCS Health Systems, Inc.

            "PCS-originated Receivables" means any Receivables the Originator of which is a PCS Pharmacy Entity.

            "PCS Pharmacy Entity" means PCS Mail Services of Ft. Worth, Inc., a Delaware corporation and PCS Mail Services of Birmingham, Inc., a Delaware corporation, together with their respective successors and assigns, and any other subsidiary of PCS approved by the Agent whose principal business is the sale of pharmaceutical products by mail order.

            "Percentage" of any Bank means, (a) with respect to Citibank, the percentage set forth on the signature page to this Agreement, or such amount as reduced by any Assignment and Acceptance entered into with an Eligible Assignee, or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank's Percentage, or such amount as reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee.

            "Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

            "PBM" means a Person conducting business as pharmacy benefit manager (including, as of the Amendment Closing Date, PCS) that processes coverage information, applies payment and reimbursement criteria and makes payment on behalf of certain Insurers to Originators for amounts due and payment under Originator Receivables.

            "Pool Non-compliance Date" means any day on which the Weekly Report due on such date discloses that the Net Receivables Pool Balance as of the end of the previous week was below the Required Daily Net
Receivables Pool Balance.

            "Pool Receivable" means a Receivable in the Receivables Pool.

            "Public Debt" means debt securities of the Parent issued pursuant to an indenture qualified under (or in form suitable for qualification under) the Trust Indenture Act of 1939, as amended.

            "Purchase Limit" means $300,000,000, as such amount may be increased or reduced pursuant to Section 2.01(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 2.01(b), minus the then outstanding Capital of Receivable Interests under this Agreement.

            "Purchaser Deposit Account" has the meaning specified in
Section 6.08(a).

            "Purchaser Deposit Account Agreement" means an agreement, in substantially the form of Annex B-2, among the Seller, the Purchaser Deposit Account Bank, the Agent and the Orignators.

            "Purchaser Deposit Account Bank" shall initially be Mellon Bank, N.A. and has the meaning specified in Section 6.08(a).

            "Purchaser Lock-Box" has the meaning specified in Section 6.08(a).

            "Receivable" means any Originator Receivable which has been acquired by the Seller from an Originator by purchase or by capital contribution pursuant to the Originator Purchase Agreement.

            "Receivable Interest" means, at any time, an undivided percentage ownership interest in (i) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.03, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest shall be computed as

                                   C + R
                                   -----
                                    NRPB
            where:

                  C     =    the Capital of such Receivable Interest at
                             the time of computation.

                  R     =    the Reserves of such Receivable Interest at
                             the time of computation.

                  NRPB  =    the Net Receivables Pool Balance at the time of
                             computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.03.

            "Receivables Pool" means at any time the aggregation of each then outstanding Receivable in respect of which the Obligor is a Designated Obligor at such time or was a Designated Obligor on the date of the initial creation of an interest in such Receivable under this Agreement.

            "Recovery Rate" means, an amount from time to time determined by the Agent and initially, 10%.

            "Rejected Accounts" means any Eligible Account which either (i) has been rejected by the Obligor of such Receivable for the failure of the Originator of such Receivable to (A) comply with the terms and provisions of the relevant Contract or (B) successfully transmit any claim or other information regarding such Receivable to such Obligor or (ii) has been rejected by such Originator as a result of its inability to bill the Obligor of such Receivable electronically.

            "Related Security" means with respect to any Receivable:

                  (i) all of the Seller's interest in any merchandise
            (including returned merchandise) relating to any sale giving rise to such Receivable;

                  (ii) all security interests or liens and property subject
            thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

                  (iii) all guaranties, insurance and other agreements or
            arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

                  (iv) the Contract and all other books, records and other
            information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

            "Reporting Extension Period" means the period commencing on the Amendment Closing Date and terminating on the earlier of (x) July 11, 2000 or (y) the date that is 10 days prior to the earliest date on which any holder of Public Debt or any trustee or other representative of any such holder had a right, on the Amendment Closing Date, to accelerate the maturity thereof by reason of any default waived under the Amended Credit Agreement pursuant to Waiver No. 1 thereto, dated as of January 11, 2000.

            "Required Weekly Net Receivables Pool Balance" means, as of any day of determination, the sum of (i) the aggregate of the Reserves for all Receivable Interests, plus (ii) the aggregate of all Capital for all Receivable Interests.

            "Reserves" means, with respect to any Receivable Interest as of any day, the sum of the Yield Reserve, Collection Agent Fee Reserve, Loss Reserve and Dilution Reserve for such Receivable Interest as of such day.

            "Revolving Period" means the period beginning on the New Closing Date and terminating on the close of business on the Business Day immediately preceding the Termination Date for any Receivable Interest.

            "S&P" means Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc.

            "Sale and Leaseback Transaction" shall mean the sale or transfer of any manufacturing plant, warehouse, retail store or equipment now or hereafter owned and operated by the Parent or any of its Subsidiaries, with the intention that the Parent or any Subsidiary of the Parent take back a lease thereof, except a lease for a period, including renewals, not exceeding 24 months, by the end of which period it is intended that the use of such property or equipment by the lessee will be discontinued. "Sale and Leaseback Transactions" shall not include the sale or transfer by a Subsidiary to the Parent or a Wholly-Owned Consolidated Subsidiary.

            "SEC" means the Securities and Exchange Commission.

            "Seller Report" means a report in substantially the form of Annex A (as the same may be modified from time to time upon the request and with the consent of the Agent) hereto and containing such additional information as the Agent may reasonably request from time to time, furnished by the Collection Agent to the Agent pursuant to Section 6.02(g).

            "Seller's Account" means account number 9102750222 at The Chase Manhattan Bank, New York, ABA # 021000021.

            "Settlement Date" means the first Business Day after the end of each Month during the term of this Agreement; provided that with respect to any Settlement Period for which Yield is computed by reference to the Assignee Rate, the Settlement Date shall be the last day of the Settlement Period.

            "Settlement Period"  means:

                  (a) initially the period commencing on the date of
            purchase of such Receivable Interest and ending such number of days as the Seller shall select and the Agent shall approve pursuant to Section 2.02, up to 270 days from such date; and

                  (b) thereafter each period commencing on the last day of
            the immediately preceding Settlement Period for such Receivable Interest and ending such number of days (not to exceed 270 days) as the Seller shall select and the Agent shall approve on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on such last day, except that if the Agent shall not have received such notice or approved such period on or before 11:00 A.M. (New York City time) on such last day, such period shall be one day;

provided, that (i) any Settlement Period in respect of which Yield is computed by reference to the Assignee Rate based on the Eurodollar Rate shall be of such duration (and may include two tranches of durations) as shall be selected by the Seller (including one week and one, two or three months) as the Agent may approve on two Business Days' prior notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) and notified to the Seller; (ii) any Settlement Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, if Yield in respect of such Settlement Period is computed by reference to the Eurodollar Rate, and such Settlement Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Settlement Period shall end on the next preceding Business Day); (iii) in the case of any Settlement Period of one day, (A) if such Settlement Period is the initial Settlement Period for a Receivable Interest, such Settlement Period shall be the day of purchase of such Receivable Interest; (B) any subsequently occurring Settlement Period which is one day shall, if the immediately preceding Settlement Period is more than one day, be the last day of such immediately preceding Settlement Period, and, if the immediately preceding Settlement Period is one day, be the day next following such immediately preceding Settlement Period; and
(C) if such Settlement Period occurs on a day immediately preceding a day which is not a Business Day, such Settlement Period shall be extended to the next succeeding Business Day; and (iv) in the case of any Settlement Period for any Receivable Interest which commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Settlement Period shall end on such Termination Date and the duration of each Settlement Period which commences on or after the Termination Date for such Receivable Interest shall be of such duration as shall be selected by the Agent.

            (c) in the case of any Settlement Period in respect of which Yield is computed by reference to the Alternate Base Rate, such Settlement Period shall be of such duration as shall be selected by the Agent and notified to the Seller.

            "Special Event" means (i) the occurrence of an Event of Termination or (ii) the date on which the Parent's long-term public unsecured senior debt securities shall have been withdrawn or downgraded below Investment Grade.

            "Status" refers to the determination of whether Level I Status, Level II Status or Level III Status exists at any time.

            "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Parent, the Seller or an Originator, as the case may be, or one or more Subsidiaries.

            "Tangible Net Worth" means at any time the excess of (i) the Outstanding Balance of all Receivables plus cash and cash equivalents of the Seller, minus (ii) the sum of (a) the product of (x) one minus the Recovery Rate and (y) the Outstanding Balance of such Receivables which have become Defaulted Receivables (other than Receivables which, consistent with the Credit and Collection Policy, has been written off the Parent, the Seller's or the applicable Originator's books as uncollectible), plus (b) Capital of such Receivables, plus (c) aggregate Reserves, plus (d) the Outstanding Balance of such Receivables which, consistent with the Credit and Collection Policy, has been written off the Parent, the Seller's or the applicable Originator's books as uncollectible.

            "Termination Date" for any Receivable Interest means (i) in the case of a Receivable Interest owned by an Investor, the earlier of (a) the Business Day which the Seller or the Agent so designates by notice to the other at least one Business Day in advance for such Receivable Interest and
(b) the Facility Termination Date and (ii) in the case of a Receivable Interest owned by a Bank, the earlier of (a) the Business Day which the Seller so designates by notice to the Agent at least one Business Day in advance for such Receivable Interest and (b) the Commitment Termination Date.

            "Total Capital" means, at any date, the sum of Consolidated Debt and Consolidated Net Worth, each determined as of such date.

            "Transaction Document" means any of this Agreement, the Originator Purchase Agreement, the Parent Guaranty, and all other agreements and documents delivered or related hereto or thereto.

            "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

            "Unapplied Cash" means (i) as of any day prior to the occurrence and continuance of a Special Event, zero and (ii) on any other day, the actual amount of unapplied Collections held by the Seller as of such day.

            "Unbilled Accounts" means Eligible Receivables the Obligor of which is not billed on a daily basis by the relevant Originator.

            "Weekly Report" means an Officer's Certificate of the Collection Agent substantially in the form of Annex F hereto.

            "Wholly-Owned Consolidated Subsidiary" means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Parent.

            "Yield" means:

                  (i) for each Receivable Interest for any Settlement
            Period to the extent CAFCO or CRC will be funding such Receivable Interest during such Settlement Period through the issuance of commercial paper,

                              IR x C x ED + LF
                                       --
                                    360


                   (ii) for each Receivable Interest for any Settlement
            Period to the extent (x) the Investors will not be funding such Receivable Interest during such Settlement Period through the issuance of commercial paper or (y) the Banks will be funding such Receivable Interest,

                              AR x C x ED + LF
                                       --
                                    360

            where:

                  AR    =     the Assignee Rate for such Receivable Interest
                              for such Settlement Period

                  C           =     the Capital of such Receivable Interest
                                    during such Settlement Period

                  IR          =     the Investor Rate for such Receivable
                                    Interest for such Settlement Period

                  ED    =     the actual number of days elapsed during such
                              Settlement Period

                  LF          =     the Liquidation Fee, if any, for such
                                    Receivable Interest for such Settlement
                                    Period

provided, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided, further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

            "Yield Reserve" for any Receivable Interest at any time means the sum of (i) the Liquidation Yield at such time for such Receivable Interest, and (ii) the then accrued and unpaid Yield for such Receivable Interest. For purposes of this definition,

          (a) "Liquidation Yield" means, for any Receivable Interest on any date, an amount equal to the Rate Variance Factor on such date multiplied by the product of (i) the Capital of such Receivable Interest on such date and (ii) the product of (a) the Alternate Base Rate for such Receivable Interest for a 30-day period deemed to commence on such date and (b) a fraction having the sum of the Average Maturity plus the Collection Delay Period (each as in effect at such date) as its numerator and 360 as its denominator; and

          (b) "Rate Variance Factor" means 1.2 or such other factor determined by the Agent from time to time greater than one that reflects the potential variance in selected interest rates over a period of time designated by the Agent, as computed by the Collection Agent each month and set forth in the Seller Report in accordance with the provisions thereof; provided, that the factors used in computing the "Rate Variance Factor" may be changed from time to time upon at least five days' prior notice to the Collection Agent.

          SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.


                                 ARTICLE II

                     AMOUNTS AND TERMS OF THE PURCHASES

          SECTION 2.01. Purchase Facility. (a) On the terms and conditions hereinafter set forth, CAFCO or CRC may, in their sole discretion, and the Banks shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests from the Seller from time to time during the period from the Original Closing Date to the Facility Termination Date (in the case of CAFCO and CRC) and to the Commitment Termination Date (in the case of the Banks). Under no circumstances shall CAFCO or CRC make any such purchase, or the Banks be obligated to make any such purchase, if after giving effect to such purchase the aggregate outstanding Capital of Receivable Interests would exceed the Purchase Limit.

          (b) The Seller may, upon at least thirty Business Days' notice to the Agent, terminate the facility provided for in this Agreement in whole or, from time to time, reduce in part the unused portion of the Purchase Limit; provided, that each partial reduction shall be in the amount of at least $1,000,000 or an integral multiple thereof. The Seller may, upon 30 days written notice to the Agent, request that the Purchase Limit be increased. The Agent shall notify the Seller within 15 days of the receipt of such request whether one or more of the Investors have agreed to the increase in the Purchase Limit; provided, however, that, no such increase shall become effective unless one or more Banks shall agree to increase their respective Bank Commitments such that the aggregate amount of all Bank Commitments equals the increased Purchase Limit.

          (c) Until the Agent gives the Seller the notice provided in
Section 3.02(c)(iii), the Agent, on behalf of the Investors which own Receivable Interests, may have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests. The Agent, on behalf of the Banks which own Receivable Interests, shall have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests.

          SECTION 2.02. Making Purchases. (a) Each purchase by CAFCO, CRC or the Banks shall be made on at least three Business Days' notice from the Seller to the Agent. Each such notice of a purchase shall specify (i) the amount requested to be paid to the Seller (such amount, which shall not be less than $5,000,000, being referred to herein as the initial "Capital" of the Receivable Interest then being purchased) and (ii) the date of such purchase (which shall be a Business Day). The Agent shall promptly thereafter notify the Seller that CAFCO or CRC has determined to make a purchase and, if so, whether all of the terms specified by the Seller are acceptable to CAFCO or CRC, as the case may be.

          If CAFCO or CRC has determined not to make a proposed purchase, the Agent shall promptly send notice of the proposed purchase to all of the Banks concurrently by telecopier, telex or cable specifying the date of such purchase, each Bank's Percentage multiplied by the aggregate amount of Capital of Receivable Interest being purchased and whether the Yield for such Receivable Interest is calculated based on the Eurodollar Rate (which may be selected only if such notice is given at least two Business Days prior to the purchase date) or the Alternate Base Rate.

          (b) On the date of each such purchase of a Receivable Interest, CAFCO, CRC or the Banks, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds an amount equal to the initial Capital of such Receivable Interest, at the account set forth in the Funds Transfer Letter. Calculation of Capital shall take into account the Expected Net Value with respect to each Receivable Interest.

          (c) Effective on the date of each purchase pursuant to this
Section 2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect thereto.

          (d) Notwithstanding the foregoing, a Bank shall not be obligated to make purchases under this Section 2.02 at any time in an amount which would exceed such Bank's Bank Commitment less (in the case of any Bank other than Citibank) the outstanding and unpaid amount of any purchases made by such Bank under the Asset Purchase Agreement. Each Bank's obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Bank shall be responsible for the failure of any other Bank to make funds available in connection with any purchase.

          SECTION 2.03. Receivable Interest Computation. (a) Each Receivable Interest shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day other than a Liquidation Day. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date for such Receivable Interest, shall thereafter remain constant. Such Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, and all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid and the Collection Agent shall have received the accrued Collection Agent Fee thereon.

          (b) If any Receivable Interest would otherwise be reduced on any day on account of newly arising Pool Receivables, the parties who hold such Receivable Interest may prevent such reduction by notifying the Collection Agent on such day that the Receivables Pool and the Net Receivables Pool Balance for such Receivable Interest will include, with respect to Receivables arising as Pool Receivables on such day, only such number or portion of such Receivables as shall cause such Receivable Interest to remain constant. The remainder of such Receivables or portion thereof shall be treated as Receivables arising on the next succeeding Business Day (subject to reapplication of this subsection (b)).

          SECTION 2.04. Settlement Procedures. (a) Collection of Pool Receivables shall be administered by a Collection Agent, in accordance with the terms of Article VI of this Agreement. On and after the New Closing Date on each Deposit Date during each Settlement Period during the Revolving Period the Collection Agent shall, by no later than 11:00 a.m. New York time, and in the following order:

                (i) deposit in the Agent's Account an amount equal to the sum of (x) Reserves plus (y) Yield for each Settlement Period commencing on or before such Deposit Date to the extent such amount has not been previously so deposited;

                (ii) if such Deposit Day is a Tuesday (or if such day is not a Business Day, the next Business Day), deliver to the Agent the Weekly Report and remit to the Agent's Account the amount, if any, necessary to make the Net Receivables Pool Balance equal the Required Weekly Net Receivables Pool Balance; and

                (iii) deposit the remainder of such Collections to the
                      Seller's Account to be reinvested by the Seller in Receivables; provided that, if immediately following any such deposit such Deposit Date would be a Pool Non-compliance Date, the Collection Agent shall retain all such remaining Collections in the Purchaser Deposit Account to be applied pursuant to
                      Section 2.04(b)(ii).

          (b) On each Deposit Date if and so long as a Cure Period shall have occurred and be continuing, the Collection Agent shall, by no later than 11:00 a.m. New York time, and in the following order:

                (i) deposit in the Agent's Account an amount equal to the sum of (x) Reserves plus (y) Yield for each Settlement Period commencing on or before such Deposit Date to the extent such amount has not been previously so allocated;

                (ii) deposit, out of the remainder of such Collections, to the Agent's Account an amount sufficient to make the Net Receivables Pool Balance equal the Required Weekly Net Receivables Pool Balance; provided, however, if such Deposit Date is second Business Day after a Cure Period has commenced and is continuing and Collections are insufficient to make the Net Receivables Pool Balance equal the Required Weekly Net Receivables Pool Balance, the Seller shall, from its own funds, deposit into the Agent's Account an amount sufficient to make the Net Receivables Pool Balance equal the Required Weekly Net Receivables Pool Balance; and

                (iii) deposit the remainder of such Collections to the
                      Seller's Account to be reinvested by the Seller in Receivables; provided that, if immediately following any such deposit such Deposit Date would be a Pool Non-compliance Date, the Collection Agent shall retain all such remaining Collections in the Purchaser Deposit Account to be applied pursuant to
                      Section 2.04(b)(ii).

          (c) Upon receipt of funds deposited into the Agent's Account, the Agent shall distribute them as follows:

                (i) if such distribution occurs on a day that is not a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest in payment in full of all accrued Yield and then to the Collection Agent in payment in full of all accrued Collection Agent Fee.

                (ii) if such distribution occurs on a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest in payment in full of all accrued Yield, second to such Investors or Banks in reduction to zero of all Capital, third to such Investors, Banks or the Agent in payment of any other amounts owed by the Seller hereunder, and fourth to the Collection Agent in payment in full of all accrued Collection Agent Fee.

          After the Capital and Yield and Collection Agent Fee with respect to a Receivable Interest, and any other amounts payable by the Seller to the Investors, the Banks or the Agent hereunder, have been paid in full, all additional Collections with respect to such Receivable Interest shall be paid to the Seller for its own account.

          (d) For the purposes of this Section 2.04:

                (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed, cancelled or foreclosed merchandise or services, or any cash discount or other adjustment made by the Parent, the Seller or the Originator, or any setoff, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

                (ii) if on any day any of the representations or warranties contained in Section 4.01(g) is no longer true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

                (iii) except as provided in subsection (i) or (ii) of this
          Section 2.04(d), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

                (iv) if and to the extent the Agent, the Investors or the Banks shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent, the Investors or the Banks, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

          (e) To the extent that the amounts deposited to the Agent's Account with respect to any Settlement Period are insufficient to pay all then accrued but unpaid Yield, Fees and (if payable to a Collection Agent other than Rite Aid Corporation), Collection Agent Fee, the Seller shall be obligated to pay to the Agent, on the last day of such Settlement Period, for the account of the Investors, the Banks and the Agent (and the Collection Agent, if applicable), an amount sufficient to pay fully all such amounts, by depositing such amount to the Agent's Account. The Agent shall distribute such funds as set forth 2.04(c) above.

          SECTION 2.05. Fees. (a) Each Investor and Bank shall pay to the Collection Agent a fee (the "Collection Agent Fee") of 1/4 of 1% per annum on the average daily Capital of each Receivable Interest owned by such Investor or Bank, from the date of purchase of such Receivable Interest until the later of the Termination Date for such Receivable Interest or the date on which such Capital is reduced to zero, payable on the Settlement Date. Upon three Business Days' notice to the Agent, the Collection Agent (if not the Parent, the Seller or an Originator, or any of their respective designees) may elect to be paid, as such fee, another percentage per annum on the average daily Capital of such Receivable Interest, but in no event in excess for all Receivable Interests relating to a single Receivables Pool of 110% of the reasonable costs and expenses of the Collection Agent in administering and collecting the Receivables in such Receivables Pool. The Collection Agent Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04. So long as the Parent (or any Originator) is acting as the Collection Agent hereunder, amounts paid as the Collection Agent Fee pursuant to this
Section 2.05(a) shall reduce, on a dollar-for-dollar basis, the obligation of the Seller to pay the "Collection Agent Fee" pursuant to Section 6.03 of the Originator Purchase Agreement, provided, that such obligation of the Seller shall in no event be reduced below zero.

          (b) The Seller shall pay to the Agent certain fees in the amounts and on the dates set forth in the Fee Agreement.

          SECTION 2.06. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the Agent's Account.

          (b) The Seller shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller (whether as Collection Agent or otherwise) when due hereunder, at an interest rate per annum equal to 2% per annum above the Alternate Base Rate, payable on demand.

          (c) All computations of interest under subsection (b) above and all computations of Yield, fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

          SECTION 2.07. Dividing or Combining Receivable Interests. Either the Seller or the Agent may, upon notice to the other party received at least three Business Days prior to the last day of any Settlement Period in the case of the Seller giving notice, or up to the last day of such Settlement Period in the case of the Agent giving notice, either (i) divide any Receivable Interest into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests originating on such last day or having Settlement Periods ending on such last day into a single Receivable Interest having Capital equal to the aggregate of the Capital of such Receivable Interests; provided, however, that no Receivable Interest owned by CAFCO or CRC may be combined with a Receivable Interest owned by any Bank.

          SECTION 2.08. Increased Costs. (a) If CNAI, any Investor, any Bank, any entity which enters into a commitment to purchase Receivable Interests or interests therein, or any of their respective Affiliates (each an "Affected Person") determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall immediately pay to the Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

          (b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.09) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase (other than an increase in income or franchise taxes) in the cost to any Investor or Bank of agreeing to purchase or purchasing, or maintaining the ownership of Receivable Interests in respect of which Yield is computed by reference to the Eurodollar Rate, then, upon demand by such Investor or Bank (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of such Investor or Bank (as a third-party beneficiary), from time to time as specified by such Investor or Bank, additional amounts sufficient to compensate such Investor or Bank for such increased costs. A certificate as to such amounts submitted to the Seller and the Agent by such Investor or Bank shall be conclusive and binding for all purposes, absent manifest error.

          (c) Notwithstanding the generality of the foregoing provisions and not in derogation of the obligation of the Seller to pay to any Affected Person compensation which is duly requested and payable to such Person pursuant to the provisions of this Section 2.08, if any Affected Person shall request compensation pursuant to this Section 2.08, the Seller shall be entitled to request that reasonable efforts be taken to assign such Affected Person's interest hereunder to another Person that does not require similar compensation and is otherwise acceptable to the Agent and the Seller. In order to exercise the foregoing option, the Seller shall direct the applicable Affected Person in writing to take all necessary actions to give effect to the foregoing provision.

          SECTION 2.09. Additional Yield on Receivable Interests Bearing a Eurodollar Rate.(a) The Seller shall pay to any Investor or Bank, so long as such Investor or Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Yield on the unpaid Capital of each Receivable Interest of such Investor or Bank during each Settlement Period in respect of which Yield is computed by reference to the Eurodollar Rate, for such Settlement Period, at a rate per annum equal at all times during such Settlement Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Settlement Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Investor or Bank for such Settlement Period. Such additional Yield shall be determined by such Investor or Bank and notice thereof given to the Seller through the Agent within 30 days after any Yield payment is made with respect to which such additional Yield is requested and shall be paid on the next Settlement Date. A certificate as to such additional Yield submitted to the Seller and the Agent by such Investor or Bank shall be conclusive and binding for all purposes, absent manifest error.

          (b) Notwithstanding the generality of the foregoing provision and not in derogation of the obligation of the Seller to pay to any Investor or any Bank compensation which is duly requested and payable to such Person pursuant to the provisions of this Section 2.09, if any Investor or any Bank shall request compensation pursuant to this Section 2.09, the Seller shall be entitled to request that such Investor or such Bank utilize reasonable efforts to assign its interest hereunder to another Person that does not require similar compensation and is otherwise acceptable to the Agent and the Seller. In order to exercise the foregoing option, the Seller shall direct the relevant Person in writing to take all necessary actions to give effect to the foregoing provision.

          SECTION 2.10. Security Interest. As collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, fees, expenses or otherwise, the Seller hereby assigns to the Agent for its benefit and the ratable benefit of the Investors and the Banks, and hereby grants to the Agent for its benefit and the ratable benefit of the Investors and the Banks, a security interest in, all of the Seller's right, title and interest in and to (A) the Originator Purchase Agreement, including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Originator Purchase Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Originator Purchase Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Originator Purchase Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the Originator Purchase Agreement, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, and (B) all Receivables, the Related Security with respect thereto and the Collections and all other assets, including, without limitation, accounts, instruments and general intangibles (as those terms are defined in the UCC) owned by the Seller and not otherwise purchased or scheduled to be purchased under this Agreement, and (C) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.


                                ARTICLE III

                          CONDITIONS OF PURCHASES

          SECTION 3.01. Conditions Precedent to Initial Purchase on Original Closing Date. Intentionally omitted.

          SECTION 3.02. Conditions Precedent to Initial Purchase on New Closing Date. The initial purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

          (a) Certified copies of the resolutions of the Board of Directors of the Parent, the Seller and each Originator approving each of the Transaction Documents to which it is a party and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Originator Purchase Agreement.

          (b) A certificate of the Secretary or Assistant Secretary of the Parent, the Seller and each Originator certifying the names and true signatures of the officers of the Parent, the Seller and each Originator authorized to sign the Originator Purchase Agreement and this Agreement and the other documents to be delivered by it hereunder and thereunder.

          (c) Intentionally omitted.

          (d) Intentionally omitted.

          (e) Intentionally omitted.

          (f) The Lock-Boxes and the Deposit Accounts shall have been established and any Obligors who have previously delivered Collections (other than Collections arising from PCS-originated Receivables) to any Originator, the Seller or the Collection Agent to any location other than into an Originator Lock-Box or an Originator Deposit Account shall have received a Notice to Insurers instructing all such Obligors to remit all Collections to either an Originator Lock-Box or an Originator Deposit Account and the Agent shall be satisfied with the foregoing in all respects.

          (g) A favorable opinion of Morgan, Lewis & Bockius, LLP, counsel for the Parent, the Seller and the Originators, substantially in the form of Annex C hereto and as to such other matters as the Agent may reasonably request.

          (h) The Fee Agreement referred to in Section 2.05(b).

          (i) An executed copy of the Originator Purchase Agreement.

          (j)   Intentionally omitted.

          (k) A copy of the articles of organization of the Seller, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of the Seller from such Secretary of State or other official, dated as of a recent date.

          (l) A favorable opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel for the Agent, as to such matters as the Agent may reasonably request.

          (m) A favorable opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel for the Agent, addressed to CAFCO and the dealer for the commercial paper of CAFCO, as to the correctness of the representation and warranty of the Seller set forth in Section 4.01(l), substantially in the form previously delivered by such counsel to the Agent.

          (n) The Agent shall have had the opportunity, if it so chooses, to review the Collection Agent's billing, collection and reporting systems, and the results of such review shall have been satisfactory to the Agent in all respects.

          (o) The Confirmation of Parent Guaranty, duly executed by the Parent.

          (p) The Agent shall have received the Agreed Upon Procedures Report from KPMG Peat Marwick LLP.

          SECTION 3.03. Conditions Precedent to the Amendment Closing Date. The effectiveness of the restatement and amendment of the Original Receivables Purchase Agreement as contemplated by this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

          (a) counterparts of this Agreement executed by each of the parties hereto;

          (b) evidence that all representations and warranties contained in this Agreement or otherwise made in writing to the Agent in connection herewith are true and correct in all material respects;

          (c) evidence that no Incipient Event of Termination or Event of Termination has occurred and is continuing;

          (d) a certificate of an officer of the Seller, stating and certifying that:

                      (i) the execution, delivery and performance by the
                Seller of this Agreement, as amended and restated on the Amendment Closing Date, is within the Seller's corporate powers and has been duly authorized by all necessary corporate action, based on certificates and evidence attached to such officer's certificate;

                      (ii) all representations and warranties contained in
                this Agreement or otherwise made in writing to the Agent in connection herewith are true and correct in all material respects; and

                      (iii) no Incipient Event of Termination or Event of
                Termination has occurred and is continuing;

          (e) payment of the amendment fee, in immediately available funds, in the amount set forth in the fee letter dated January 11, 2000;

          (f)   [Intentionally Omitted]

          (g) evidence that (i) the Lock-Boxes and the Deposit Accounts previously established with Mellon Bank are operating in accordance with the terms and procedures established in the Deposit Account Agreement, and
(ii) the Collection Agent has established a data automation system which permits the tracking and segregation of Collections in the manner described in Section 6.06(f) hereof;

          (h) a fully executed copy, dated the Amendment Closing Date, of
(i) the amendment to Originator Purchase Agreement, and (ii) the amendments to the Deposit Account Agreement to include each PCS Pharmacy Entity as an "Originator" thereunder, and evidence that the conditions precedent to the effectiveness of such agreements have been fulfilled in full; and

          (i) such other approvals, opinions or documents as the Agent may reasonably request.

          SECTION 3.04. Conditions Precedent to All Purchases and Reinvestments. Each purchase (including the initial purchase) and each reinvestment shall be subject to the further conditions precedent that (a) in the case of each purchase, the Collection Agent shall have delivered to the Agent at least one Business Day prior to such purchase, in form and substance satisfactory to the Agent, a completed Seller Report containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g) and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under Section 7.01(j) would occur, (b) in the case of each reinvestment, the Collection Agent shall have delivered to the Agent on or prior to the date of such reinvestment, in form and substance satisfactory to the Agent, a completed Seller Report containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g), (c) on the date of such purchase or reinvestment the following statements shall be true, except that the statement in clause (iii) below is required to be true only if such purchase or reinvestment is by an Investor (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

          (i) The representations and warranties contained in Section 4.01 are correct on and as of the date of such purchase or reinvestment as though made on and as of such date,

          (ii) No event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination, and

          (iii) The Agent shall not have given the Seller at least one Business Day's notice that the Investors have terminated the reinvestment of Collections in Receivable Interests, and

          (iv) The applicable Originator shall have sold or contributed to the Seller, pursuant to the Originator Purchase Agreement, all Originator Receivables arising on or prior to such date, and

          (v) The Lock-Boxes and the Deposit Accounts shall be operating as set forth herein to the satisfaction of the Agent; and

          (d) the Agent shall have received a favorable opinion of counsel for the Seller, substantially in the form of Annex C hereto; provided, that such opinion shall not be required under this Section 3.02(d) if (x) the opinions most recently delivered pursuant to Section 3.02(g) or this
Section 3.02(d) are dated a date no more than 12 months before the applicable purchase date and such opinions shall not have been revoked, withdrawn or suspended by the Person delivering it, or (y) counsel delivering the opinions most recently delivered pursuant to Section 3.02(g) or this Section 3.02(d) shall have delivered to the Agent a letter, in form and substance satisfactory to the Agent and dated a date not more than 12 months before the applicable purchase date, confirming such opinions as of the date of such letter, and such opinions shall not have been revoked, withdrawn or suspended by the Person delivering it, and (e) the Agent shall have received such other approvals, opinions or documents as it may reasonably request.

                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Seller. The Seller hereby represents and warrants as follows:

          (a) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

          (b) The execution, delivery and performance by the Seller of the Transaction Documents (including, without limitation, this Agreement as amended and restated and the Originator Purchase Agreement as amended and restated) and the other documents to be delivered by it hereunder, including the Seller's use of the proceeds of purchases and reinvestments,
(i) are within the Seller's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Seller's articles of organization or operating agreement, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement). Each of the Transaction Documents has been duly executed and delivered by the Seller.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to therein.

          (d) Each of the Transaction Documents (including, without limitation, this Agreement as amended and restated and the Originator Purchase Agreement as amended and restated) constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

          (e) The financial statements of the Parent and its consolidated Subsidiaries as set forth in the Form 10-Q of the Parent filed with the SEC on November 2, 1999, fairly present the financial condition and the results of the operations of the Parent and its consolidated Subsidiaries as at such dates as set forth therein, all in accordance with generally accepted accounting principles consistently applied, and since August 28, 1999 there has been no material adverse change in the business, operations, property or financial or other condition of the Parent or any Originator. The balance sheet of the Seller dated as of October 23, 1999, a copy of which has been furnished to the Agent, fairly presents the financial condition of the Seller as at such date, in accordance with generally accepted accounting principles, and since August 28, 1999 there has been no material adverse change in the business, operations, property or financial or other condition of the Seller.

          (f) Other than as set forth in the Form 10-Q of the Parent filed with the SEC on November 2, 1999 there is no pending or threatened action or proceeding affecting the Parent, any Originator or any of their respective Subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of the Parent, any Originator or any of their respective Subsidiaries or the ability of the Parent, the Seller or any Originator to perform their respective obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of the Transaction Documents; none of the Parent, any Originator nor any of their respective Subsidiaries is in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders of governmental agencies which defaults are not material to the business or operations of the Parent or any Originator.

          (g) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class which is registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended.

          (h) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security free and clear of any Adverse Claim; upon each purchase or reinvestment, the Investors or the Banks, as the case may be, shall acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto. No notices to Obligors are required to be delivered in order to create or perfect a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each Pool Receivable. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to this Agreement and those filed by the Seller pursuant to the Originator Purchase Agreement.

          (i) Each Seller Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report (including each Weekly Report and E-Mail Report) furnished or to be furnished at any time by or on behalf of the Seller to the Agent, the Investors or the Banks in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent, Investors or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

          (j) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in
Section 5.01(b).

          (k) The Deposit Account Banks are the only institutions holding Deposit Accounts for the receipt of payments from Lock-Boxes in respect of Receivables and (i) as of the Obligor Notification Date all Obligors who are not Governmental Entities, and only such Obligors, shall have been instructed or, upon the creation of Receivables owed by them after the Obligor Notification Date, will be instructed to make all payments directly to the Purchaser Deposit Account and the corresponding Lock-Box and (ii) all Governmental Entity Obligors, and only such Obligors, have been instructed or, upon the creation of Receivables owed by them, will be instructed to make all payments directly to the Originator Deposit Account and Governmental Entity Lock-Boxes, and all such instructions have not been modified or revoked by the Seller and all such instructions that have been given are in full force and effect.

          (l) Each purchase of a Receivable Interest and each reinvestment of Collections in Pool Receivables will constitute (i) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

          (m) The Seller is not known by and does not use any tradename or doing- business-as name.

          (n) The Seller was organized on November 14, 1997, and the Seller did not engage in any business activities prior to the Original Closing Date and has not engaged in any business activities other than performing under the Original Originator Purchase Agreement and the Original
Receivables Purchase Agreement. The Seller has no Subsidiaries.

          (o) (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured,
(iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller's abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller's property would constitute unreasonably small capital.

          (p) With respect to each Pool Receivable, the Seller (i) shall have received such Pool Receivable as a contribution to the capital of the Seller by the applicable Originator or (ii) shall have purchased such Pool Receivable from the applicable Originator in exchange for payment (made by the Seller to the applicable Originator in accordance with the provisions of the Originator Purchase Agreement) of cash in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by the applicable Originator to the Seller and no such sale is or may be voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

          (q) The Seller is implementing a comprehensive, detailed program to address on a timely basis the "Year 2000 Problem" (i.e., the risk that computer applications used by the Seller may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999); the Seller reasonably anticipates that it will on a timely basis successfully resolve the "Year 2000 Problem" for all material computer applications used by it; and such program shall be in full operation by no later than June 30, 1999.


                                 ARTICLE V

                                 COVENANTS

          SECTION 5.01. Covenants of the Seller. Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full:

          (a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Pool Receivables or the ability of the Seller to perform its obligations under the Transaction Documents.

          (b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables at the address of the Seller set forth under its name on the signature pages to this Agreement or, upon 30 days' prior written notice to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest in the Pool Receivables have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

          (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract. The Seller shall immediately inform the Agent of any changes in the payment procedures under a Contract relating to an Agent PBM.

          (d) Sales, Liens, Etc. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller's undivided interest in any Pool Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

          (e) Extension or Amendment of Receivables. Except as provided in
Section 6.02(c), the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto, without the prior written consent of the Agent.

          (f) Change in Business or Credit and Collection Policy. The Seller will not, without the prior written consent of the Agent, make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Pool Receivables or the ability of the Seller to perform its obligations under this Agreement.

          (g) Change in Payment Instructions to Obligors. The Seller will not add or terminate any bank as a Deposit Account Bank from those listed in Schedule I to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Deposit Account Bank without the prior written consent of the Agent.

          (h) Deposits to Deposit Accounts. The Seller will deposit, or cause to be deposited, all Collections of Pool Receivables into Deposit Accounts. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any LockBox Account cash or cash proceeds other than Collections of Pool Receivables. If and to the extent that funds that are not Collections are deposited into a Deposit Account, the Collection Agent shall withdraw such funds from such Deposit Account and deposit them in the Seller's Account.

          (i) Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Pool Receivables and related Contracts with a legend evidencing that Receivable Interests related to such Pool Receivables and related Contracts have been sold in accordance with this Agreement.

          (j) Further Assurances. (i) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased under this Agreement, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests.

              (ii) The Seller authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables and the Related Security, the related Contracts and the Collections with respect thereto without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

              (iii) The Seller and the Parent shall utilize their respective best efforts to cause the delivery of the final Agreed Upon Procedures Report from KPMG Peat Marwick LLP in form and substance acceptable to the Agent within 10 Business Days of the Amendment Closing Date.

              (iv) The Seller shall deliver UCC search reports in form and substance satisfactory to the Agent with respect to each PCS Pharmacy Entity by no later than January 14, 2000.

              (v) The Seller shall cause each PCS Pharmacy Entity to deliver to the Agent fully executed UCC-1 financing statements prepared by the Agent with respect to such PCS Pharmacy Entities by no later than January 14, 2000.

          (k) Reporting Requirements. The Seller will provide to the Agent (in multiple copies, if requested by the Agent) the following; provided, the Seller shall not have to provide copies of the following to the Agent to the extent that the same is available in a filing made through EDGAR and Seller has promptly notified the Agent of such filing:

              (i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of the Parent and each Originator (except during the Reporting Extension Period), balance sheets of the Parent and its consolidated Subsidiaries as of the end of such quarter and statements of income and retained earnings of the Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Parent;

              (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent and each Originator (except during the Reporting Extension Period), a copy of the annual report for such year for the Parent and its consolidated Subsidiaries, containing financial statements for such year audited by Deloitte & Touche LLP or other independent public accountants reasonably acceptable to the Agent;

              (iii) during the Reporting Extension Period, as soon as available and in any event no later than the first day of each Month in respect of such forecast (or, in the reasonable discretion of the Agent, no later than 5 days thereafter), a monthly forecast of cash receipts and disbursements, commencing with February, 2000;

              (iv) during the Reporting Extension Period, as soon as available and in any event no later than the 25th day of the next succeeding Month (or, in the reasonable discretion of the Agent, no later than 5 days thereafter), a monthly reconciliation of actual cash receipts and disbursements to the forecast for such month delivered pursuant to clause (iii) above;

              (v) during the Reporting Extension Period, as soon as available and in any event no later than the 4th day following the last day of the week in respect of which such sales report is to be delivered (or, in the reasonable discretion of the Agent, no later than 5 days thereafter), a weekly sales report for each week;

              (vi) during the Reporting Extension Period, as soon as available and in any event no later than March 31, 2000 (or, in the reasonable discretion of the Agent, no later than 5 days thereafter), an operating forecast for each month in the fiscal year ending on or closest to February 28, 2001;

              (vii) during the Reporting Extension Period, as soon as available and in any event no later than the 30th day of the next succeeding Month (or, in the reasonable discretion of the Agent, no later than 5 days thereafter), a monthly reconciliation of actual operating results for each month specified in the operating forecast delivered pursuant to clause (vi) above to the budget for such Month;

              (viii)as soon as possible and in any event within five days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or event and the action that the Seller has taken and proposes to take with respect thereto;

              (ix) promptly after the sending or filing thereof, copies of all reports and registration statements that the Parent or any of its Subsidiaries files with the SEC or any national securities exchange;

              (x) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $5,000,000;

              (xi) at least ten Business Days prior to any change in the name of the Parent, any Originator or the Seller, a notice setting forth the new name and the effective date thereof;

              (xii) promptly after the Seller obtains knowledge thereof, notice of any "Event of Termination" or "Facility Termination Date" under the Originator Purchase Agreement;

              (xiii)so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that any Originator has stopped selling or contributing to the Seller, pursuant to the Originator Purchase Agreement, all newly arising Originator Receivables;

              (xiv) at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph (except during the Reporting Extension Period), a certificate of the chief financial officer or the treasurer of the Seller to the effect that, to the best of such officer's knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

              (xv) promptly after receipt thereof, copies of all notices received by the Seller from the Parent or any Originator under the Originator Purchase Agreement;

              (xvi) upon the request of the Agent, an aging of Pool Receivables in which the Investors and/or the Banks have purchased Receivables Interests hereunder; and

              (xvii)such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request.

          (l) Corporate Separateness. (i) The Seller shall at all times maintain at least two independent members each of whom (x) is not currently and has not been during the five years preceding the Original Closing Date an officer, director or employee of an Affiliate of the Seller or any Other Corporation, (y) is not a current or former officer or employee of the Seller and (z) is not a stockholder of any Other Corporation or any of their respective Affiliates.

              (ii) The Seller shall not direct or participate in the management of any of the Other Corporations' operations.

              (iii) The Seller shall conduct its business from an office separate from that of the Other Corporations (but which may be located in the same facility as one or more of the Other Corporations). The Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Corporations.

              (iv) The Seller shall at all times be adequately capitalized in light of its contemplated business.

              (v) The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

              (vi) The Seller shall maintain its assets and transactions separately from those of the Other Corporations and reflect such assets and transactions in financial statements separate and distinct from those of the Other Corporations and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Corporations. The Seller shall hold itself out to the public under the Seller's own name as a legal entity separate and distinct from the Other Corporations. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Corporations.

              (vii) The Seller shall not maintain any joint account with any Other Corporation or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Corporation.

              (viii)The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Corporation or grant an Adverse Claim on any of its assets to secure any obligation of any Other Corporation.

              (ix) The Seller shall not make loans, advances or otherwise extend credit to any of the Other Corporations.

              (x) The Seller shall hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings.

              (xi) The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Corporations.

              (xii) The Seller shall not engage in any transaction with any of the Other Corporations, except as permitted by this Agreement and as contemplated by the Originator Purchase Agreement.

              (xiii)The Seller shall comply with (and cause to be true and correct) each of the facts and assumptions listed on pages 3 through 7 of the opinion of Morgan, Lewis & Bockius LLP delivered pursuant to Section 3.02(g) and designated as Annex C to this Agreement.

          (m) Originator Purchase Agreement. The Seller will not amend, waive or modify any provision of the Originator Purchase Agreement or waive the occurrence of any "Event of Termination" under the Originator Purchase Agreement, without in each case the prior written consent of the Agent. The Seller will perform all of its obligations under the Originator Purchase Agreement in all material respects and will enforce the Originator Purchase Agreement in accordance with its terms in all material respects.

          (n) Nature of Business. The Seller will not engage in any business other than the purchase of Receivables, Related Security and Collections from the Originators and the transactions contemplated by this Agreement. The Seller will not create or form any Subsidiary.

          (o) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Originator Purchase Agreement.

          (p) Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights or obligations to its members, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interest of the Seller or any warrants, rights or options to acquire any such interests, now or hereafter outstanding; provided, however, that the Seller may declare and pay dividends to its members so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the law of the State of California, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller.

          (q) Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to this Agreement.

          (r) Operating Agreement. The Seller will not amend or delete Sections 1.05, 2.06, 4.03, 7.01, 8.08 and 8.11 of its Operating Agreement.

          (s) Tangible Net Worth. The Seller will maintain Tangible Net Worth at all times equal to at least 5% of the Outstanding Balance of the Receivables at such time.

          (t) Notices to Insurer Within 30 days of the New Closing Date with respect to non-Governmental Entity Obligors the Collections from whom comprise 70% of Collections from all non-Governmental Entity Obligors at such time, and within 60 days of the New Closing Date with respect to all other non-Governmental Entity Obligors, the Seller shall deliver, or cause to be delivered, to the Agent completed Notices to Insurers (including addressed stamped envelopes) for each such non-Governmental Entity Obligor, to be delivered by the Agent to each such Obligor on the Obligor Notification Date, in a manner satisfactory to the Agent in all respects.

          SECTION 5.02. Covenant of the Parent, the Seller and each Originator. Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full, each of the Parent, the Seller and each Originator will, at their respective expense, from time to time during regular business hours as requested by the Agent, permit the Agent or its agents or representatives (including independent public accountants, which may be the Parent, the Seller's or any Originator's independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Parent, the Seller or any Originator, as the case may be (provided, that, the Agent may, in lieu of performing such audit, accept the special procedures report of the Seller's independent public accountants to the extent (i) the Agent and such accountants agree upon the scope of such special procedures report and (ii) the results of such special procedures report are reasonably satisfactory to the Agent, otherwise the Agent shall have the right to audit not more often than twice during any 12- month period (unless an Incipient Event of Termination or Event of Termination has occurred and is continuing, in which case the foregoing limitation shall not apply)), (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Parent, the Seller or any Originator, as the case may be, relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Parent, the Seller or any Originator, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Parent's the Seller's or any Originator's performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Parent, the Seller or any Originator, as the case may be, having knowledge of such matters. In addition, upon the Agent's request at least once per year, the Seller will, at its expense, appoint independent public accountants (which may, with the consent of the Agent, be the Seller's regular independent public accountants), or utilize the Agent's representatives or auditors, to prepare and deliver to the Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Agent.


                                 ARTICLE VI

                       ADMINISTRATION AND COLLECTION
                            OF POOL RECEIVABLES

          SECTION 6.01. Designation of Collection Agent. The servicing, administration and collection of the Pool Receivables shall be conducted by the Collection Agent so designated hereunder from time to time. Until the Agent gives notice to the Seller of the designation of a new Collection Agent in accordance with the next sentence, the Parent is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Agent at any time after the occurrence of a Special Event may designate as Collection Agent any Person (including itself) to succeed the Parent or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. If the Agent designates itself as Collection Agent, the Agent shall implement such procedures as it deems necessary and appropriate to maximize collection of the Receivables, subject to reasonable industry standards for the collection of healthcare receivables. The Collection Agent may subcontract with Rite Aid HDQTRS Corp or may, with the prior consent of the Agent, subcontract with any other Person, for the servicing, administration or collection of the Pool Receivables. Any such subcontract shall not affect the Collection Agent's liability for performance of its duties and obligations pursuant to the terms hereof.

          SECTION 6.02.     Duties of Collection Agent.

          (a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller and the Agent hereby appoint the Collection Agent, from time to time designated pursuant to Section 6.01, as agent for themselves and for the Investors and the Banks to enforce their respective rights and interests in the Pool Receivables, the Related Security and the related Contracts. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller, the Investors and the Banks.

          (b) The Collection Agent shall administer the Collections in accordance with the procedures described in Section 2.04.

          (c) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, the Parent, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as the Parent deems appropriate to maximize Collections thereof.

          (d) The Collection Agent shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables. At the request of the Agent, the Collection Agent shall mark the Seller's master data processing records evidencing such Pool Receivables and related Contracts with such a legend.

          (e) The Collection Agent shall, as soon as practicable following receipt, turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

          (f) On each Tuesday (or if such day is not a Business Day the next Business Day), by no later than 5:00 p.m. (New York City time), the Collection Agent shall provide by telecopy to the Agent, the Weekly Report for the weekly period ending the previous Saturday.

          (g) Prior to the 10th Business Day of each month, the Collection Agent shall prepare and forward to the Agent a Seller Report relating to the Receivable Interests outstanding on the last day of the immediately preceding Month.

          The Collection Agent may elect (by written notice to the Agent) to transmit Weekly Reports and Seller Reports to the Agent by electronic mail (each an "E-Mail Report") provided, that (i) the Collection Agent shall (A) make arrangements with VeriSign, Inc. (or another authenticating organization acceptable to the Agent) to enable the Collection Agent to generate digital signatures and (B) safeguard the keys, access codes or other means of generating its digital signature, (ii) each E-Mail Report shall be (A) formatted as the Agent may designate from time to time and shall be digitally signed and (B) sent to the Agent at an electronic mail address designated by the Agent, and (iii) the Agent (A) shall be authorized to rely upon such E-Mail Report for purposes of this Agreement to the same extent as if the contents thereof had been otherwise delivered to the Agent in accordance with the terms of this Agreement and (B) may, upon notice in writing to the Collection Agent and the Seller, terminate the right of the Collection Agent to transmit E-Mail Reports.

          SECTION 6.03. Certain Rights of the Agent. (a) The Agent may notify the Obligors of Pool Receivables, at any time and at the Seller's expense, of the ownership of Receivable Interests under this Agreement. On or after the Obligor Notification Date, the Agent may deliver the Notice to Insurers to be delivered to the Agent pursuant to Section 5.01(t) hereof.

          (b) At any time following the designation of a Collection Agent other than the Parent or any Originator pursuant to Section 6.01 or following an Event of Termination or an Incipient Event of Termination:

                (i) The Agent may direct, to the extent permitted under applicable law, the Obligors of Pool Receivables that all payments thereunder be made directly to the Agent or its designee.

                (ii) At the Agent's request and at the Seller's expense, the Seller shall notify each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and direct, to the extent permitted under applicable law, that payments be made directly to the Agent or its designee.

                (iii) At the Agent's request and at the Seller's expense, the Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables and, to the extent permitted under applicable law, shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Agent or its designee.

                (iv) The Seller authorizes the Agent to take any and all steps in the Seller's name and on behalf of the Seller that are necessary or desirable, in the determination of the Agent and otherwise permitted under applicable law, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security and related Contracts.

          SECTION 6.04. Rights and Remedies. (a) If the Collection Agent fails to perform any of its obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent's costs and expenses incurred in connection therewith shall be payable by the Seller (if the Collection Agent that fails to so perform is the Seller or its designee).

          (b) The Parent, the Seller and the applicable Originator shall perform their respective obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Agent on behalf of the Investors and the Banks of their rights under this Agreement shall not release the Collection Agent or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. Neither the Agent, the Investors nor the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller thereunder.

          (c) In the event of any conflict between the provisions of
Article VI of this Agreement and Article VI of the Originator Purchase Agreement, the provisions of this Agreement shall control.

          SECTION 6.05. Further Actions Evidencing Purchases. The Parent, the Seller and each Originator agrees from time to time, at its expense, to promptly execute and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased hereunder, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, the Parent and each Originator will upon the request of the Agent (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests; and (ii) mark its master data processing records evidencing such Pool Receivables with such a legend.

          SECTION 6.06. Covenants of the Collection Agent and the
Originator.

          (a) Audits. The Collection Agent will, from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives (including independent public accountants, which may be the Collection Agent's independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Collection Agent (provided, that, the Agent may, in lieu of performing such audit, accept the special procedures report of the Seller's independent public accountants to the extent (i) the Agent and such accountants agree upon the scope of such special procedures report and (ii) the results of such special procedures report are reasonably satisfactory to the Agent, otherwise the Agent shall have the right to audit not more often than twice during any 12-month period (unless an Incipient Event of Termination or Event of Termination has occurred and is continuing, in which case the foregoing limitation shall not apply)), (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Collection Agent relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Collection Agent for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Collection Agent's performance hereunder with any of the officers or employees of the Collection Agent having knowledge of such matters.

          (b) Change in Credit and Collection Policy. No Originator (nor the Parent) will, without the prior written consent of the Agent, make any change in the Credit and Collection Policy that would impair the collectibility of any Pool Receivable or the ability of the Parent or any Originator (if it is acting as Collection Agent) to perform its obligations under this Agreement.

          (c) Change in Accounts. Neither the Collection Agent nor the Originator will (i) make any changes to Schedule I hereto or (ii) amend any instruction to any Obligor (other than to provide a Notice to Insurers, in form and substance acceptable to the Agent, to all Obligors who are not Governmental Entities on or before the Obligor Notification Date) or any Deposit Account Bank with respect to any Deposit Account without the prior written consent of the Agent.

          (d) Collections. (i) In the event that the Collection Agent or any Originator receives any Collections, the Collection Agent or the Originator, as the case may be, agrees to hold all such Collections in trust and to deliver (via overnight courier or wire transfer, as the case may be) such Collections to the Purchaser Lock-Box or deposit such Collections to the Purchaser Deposit Account as soon as practicable, but in no event later than one Business Day after receipt thereof.

              (ii) In the event that any Affiliate of the Originator receives any Collections, the Originator agrees to cause such Affiliate to hold all such Collections in trust and to cause such Affiliate to deliver (via overnight courier or wire transfer, as the case may be) such Collections the to Purchaser Lock-Box or deposit such Collections to the Purchaser Deposit Account as soon as practicable, but in no event later than one Business Day after receipt thereof.

          (e) Deposits to Lock-Boxes or Deposit Accounts. Neither the Collection Agent nor the Originator will deposit or otherwise credit, or cause to be so deposited or credited, or consent or fail to object to any such deposit or credit known to it, cash or cash proceeds other than Collections to any Lock-Box or Deposit Account.

          (f) Collections from PCS-originated Receivables. The Collection Agent and the Originator shall segregate, or cause to be segregated, within two Business Days of receipt thereof by PCS, all Collections from PCS-originated Receivables which have been purchased by the Seller pursuant to the Originator Purchase Agreement, from any other funds collected or held by PCS, and shall deposit, or cause to be deposited, all such Collections in the Purchaser Deposit Account on the day such Collections are so segregated, all in a manner approved by the Agent in its sole discretion.

          SECTION 6.06A. Representations of the Collection Agent. The Collection Agent hereby represents and warrants as follows:

          (a) Lock Boxes, Deposit Accounts. Specified on Schedule I hereto (as amended by the Collection Agent from time to time upon the prior written consent of the Agent) are (i) the Lock Box numbers and (ii) the names, addresses and ABA numbers of all the Deposit Account Banks, together with the account numbers of the Deposit Accounts and the name of a contact person at each Deposit Account Bank.

          (b) Payment Instructions. The Collection Agent or the Seller has instructed (i) on or before the New Closing Date, all Obligors to make all payments to the Originator Deposit Account and the Originator Lock-Box and
(ii) on or before the Obligor Notification Date, all Obligors who are not Governmental Entities, and only such Obligors to make all payments to the Purchaser Deposit Account and the Purchaser Lock-Box, and all such instructions have not been modified or revoked by the Seller (other than the modification described in clause (ii) of this paragraph) and all such instructions that have been given are in full force and effect.

          (c) Weekly Reports and Seller Reports. Each Weekly Report, Seller Report and E-Mail Report delivered by the Collection Agent pursuant to this Agreement shall be true and correct in all material respects as of the date such report or certificate is delivered.

          SECTION 6.07. Indemnities by the Collection Agent. Without limiting any other rights that the Agent, any Investor, any Bank or any of their respective Affiliates (each, a "Special Indemnified Party") may have hereunder or under applicable law, and in consideration of its appointment as Collection Agent, the Collection Agent hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) (all of the foregoing being collectively referred to as "Special Indemnified Amounts") arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for uncollectible Receivables or (c) any income or franchise taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):

                      (i) any representation or warranty or statement made or deemed made by the Collection Agent under or in connection with this Agreement which shall have been incorrect in any material respect when made;

                      (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation with respect to any Pool Receivable or Contract; or the failure of any Pool Receivable or Contract to conform to any such applicable law, rule or regulation;

                      (iii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, the Contracts and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

                      (iv) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement;

                      (v) the commingling of Collections of Pool
    Receivables at any time by the Collection Agent with other funds;

                      (vi) any action or omission by the Collection Agent reducing or impairing the rights of the Investors or the Banks with respect to any Pool Receivable or the value of any Pool Receivable;

                      (vii) any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Collection Agent hereunder; or

                      (viii)any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Collection Agent or its Affiliates in servicing, administering or collecting any Receivable.

          SECTION 6.08.     Establishment of Deposit Accounts.

          (a) Purchaser Deposit Account. On or prior to the New Closing Date, the Collection Agent, for the benefit of the Beneficiaries, shall establish and maintain or cause to be established and maintained in the name of the Seller, for the benefit, and under the sole dominion and control of the Agent, with a financial institution acceptable to the Agent a segregated non-interest bearing deposit account and a corresponding lock-box (such lock-box being the "Purchaser Lock-Box", such account being the "Purchaser Deposit Account" and such institution holding such account being the "Purchaser Deposit Account Bank"), such account bearing a designation clearly indicating that the funds deposited therein are held by the Agent for the benefit of the Beneficiaries and entitled "Citicorp North America, Inc., as Agent - Purchaser Deposit Account for the Rite Aid Receivables Purchase Agreement". All Collections received in the Purchaser Lock-Box shall immediately be deposited into the Purchaser Deposit Account. The Agent shall possess all right, title and interest in and to all funds from time to time on deposit in the Purchaser Deposit Account and in all proceeds thereof. The Purchaser Deposit Account shall be under the sole dominion and control of the Agent for the benefit of the Beneficiaries, and neither the Seller, nor any Person claiming by, through or under the Seller, shall have any right, title or interest in, or any right to withdraw any amount from, the Purchaser Deposit Account. Except as expressly provided in this Agreement, the Collection Agent agrees that it shall have no right of set-off or banker's lien against, and no right to otherwise deduct from, any funds held in the Purchaser Deposit Account for any amount owed to it by any Beneficiary. After the Obligor Notification Date, the Collection Agent shall cause Collections from Persons other than Governmental Entities to be deposited directly into the Purchaser Deposit Account on each Business Day. The Collection Agent shall cause all Collections in the Originator Deposit Account to be deposited to the Purchaser Deposit Account as promptly as possible and in any event no later than the day on which such Collections become available funds in the Originator Deposit Account. The Seller will require each Originator to deliver (via overnight courier or wire transfer, as the case may be) any Collections received by it to the Purchaser Lock-Box or deposit any Collections received by it into the Purchaser Deposit Account, within one Business Day following the Business Day on which such Collections are so received. Notwithstanding the foregoing, if and to the extent that funds that are not Collections are deposited into the Purchaser Deposit Account, the Collection Agent shall direct in writing the Agent to withdraw such funds from the Purchaser Deposit Account and deposit them in the Seller's Account.

          If, at any time, the institution holding the Purchaser Deposit Account ceases to be acceptable to the Agent, the Collection Agent, upon receiving such notice from the Agent, for the benefit of the Beneficiaries shall within 15 Business Days (i) establish a new Purchaser Deposit Account meeting the conditions specified above with a financial institution acceptable to the Agent, (ii) transfer any cash and/or any investments held therein or with respect thereto to such new Purchaser Deposit Account and
(iii) in the case of any new Purchaser Deposit Account, deliver to all Deposit Account Banks instructions directing such Deposit Account Banks to deposit all Collections into such new Purchaser Deposit Account, and from the date such new Purchaser Deposit Account is established, it shall be the "Purchaser Deposit Account".

          (b) Collection Accounts for Collections from Governmental Entities. On or prior to the New Closing Date, the Collection Agent shall establish and maintain or cause to be established and maintained (i) a lock-box to which (A) from the New Closing Date through the Obligor Notification Date, all Obligors (other than Obligors of PCS- originated Receivables ) and (B) from and after the Obligor Notification Date, Obligors who are Governmental Entities, and only such Obligors, shall remit payments with respect to any Receivable (such lock-box being a "Originator Lock-Box") and (ii) in the name of the Seller, with an financial institution acceptable to the Agent, an account ("Originator Deposit Account") into which all Collections from received in such Originator Lock-Box shall be deposited. From the New Closing Date through the Obligor Notification Date all Obligors and from and after the Obligor Notification Date Obligors who are Governmental Entities, shall be directed to remit payments with respect to their Receivables to the Originator LockBox or deposited into the Originator Deposit Account. The Originator Deposit Account shall be under the sole dominion and control of the Seller. The Seller shall give each Originator Deposit Account Bank a revocable instruction to remit all Collections received in such account to the Purchaser Deposit Account. The Collection Agent shall transfer Collections received in the Originator Deposit Account to the Purchaser Deposit Account in the manner set forth in Section 6.08(a). The Originator Deposit Account shall be maintained with documentation and instructions in form and substance satisfactory to the Agent. Such documentation shall provide, among other things, that available amounts shall be immediately transferred to the Purchaser Deposit Account.

          (c) Changes to Deposit Accounts or Lock-Boxes. The Collection Agent will neither (i) make any change in any Lock-Box numbers, the name, address or ABA number of any Deposit Account Bank or the account number of any Deposit Account from that set forth in Schedule I hereto nor (ii) amend any instruction to any Obligor (other than the modification described in clause (ii) of paragraph (b) of Section 6.06A) or any instruction to or agreement with any Deposit Account Bank with respect to any Lock-Box or Deposit Account unless the Agent shall have given its prior written consent to such change or amendment.



                                ARTICLE VII

                           EVENTS OF TERMINATION

          SECTION 7.01. Events of Termination. If any of the following events ("Events of Termination") shall occur and be continuing:

          (a) The Collection Agent (if the Parent, any Originator or any of their respective Affiliates) (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) of this subsection (a)) and such failure shall remain unremedied for twenty Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement; or

          (b) The Parent, the Seller or any Originator shall fail (i) to transfer to the Agent when requested any rights, pursuant to this Agreement, which the Parent, the Seller or any Originator then has as Collection Agent, or (ii) to make any payment required under Section 2.04; or

          (c) Any representation or warranty made or deemed made by the Seller, the Parent or the Collection Agent (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report (including, without limitation, the Weekly Report, the Seller Report and the E-Mail Report) delivered by the Seller or the Collection Agent pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and, if capable of remedy, shall remain unremedied for 10 days after the date on which any officer of the Seller, the Parent or the Collection Agent, as applicable, shall have knowledge thereof; or

          (d) (1) The Parent, the Seller or any Originator shall fail to perform or observe any other term, covenant (other than Section 5.01(s)) or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and such failure shall remain unremedied for a period of twenty Business Days; provided, however, that, the failure of the Seller to comply with Sections 5.01(d), (e), (f), (g),
(l), (m), (n), (o), (p), (q) and (r) hereof shall not be subject to the foregoing cure period; or (2) The Seller shall fail to observe the covenant contained in Section 5.01(s) and such failure to comply shall remain unremedied by the earlier to occur of (x) the Business Day immediately following the delivery of the Seller Report in accordance with the provisions of this Agreement and (y) twenty Business Days; or

          (e) The Seller or the Originator shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument (except, during the Reporting Extension Period, if such event occurs or condition exists under any Public Debt as a result of the failure of the Parent to file or deliver financial statements or reports substantially the same as those described in Sections 5.01(k)(i), 5.01(k)(ii) and 5.01(k)(xiv) above), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) Any purchase or any reinvestment pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto; or the security interest created pursuant to Section 2.10 shall for any reason cease to be a valid and perfected first priority security interest in the collateral security referred to in that section; or

          (g) The Parent, Seller or any Originator shall generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or the Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Parent, Seller or any Originator shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

          (h) The Parent shall directly or indirectly, make or agree to make any payment to or for the account of any holder of Public Debt, or any trustee or other representative of any such holder, on account of principal of, interest on or fees in respect of such Public Debt, except as required by the terms of such Public Debt as in effect on the Amendment Closing Date; or

          (i) Either (x) the average of the Default Ratio for any consecutive three Month period shall exceed 6%, (y) the average of the Dilution Ratio for any consecutive three Month period shall exceed 5% or
(z) the average of the Loss-to-Liquidation Ratio for any consecutive three Month period shall exceed 1.5%; or

          (j) The Net Receivables Pool Balance shall be less than the Required Weekly Net Receivables Pool Balance upon the termination of a Cure Period; or

          (k) There shall have occurred any material adverse change in the financial condition or operations of the Parent, the Seller or any Originator since August 28, 1999; or there shall have occurred any event which may materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller or the Collection Agent to collect Pool Receivables or otherwise perform its obligations under this Agreement; or

          (l) An "Event of Termination" or "Facility Termination Date" shall occur under the Originator Purchase Agreement, or the Originator Purchase Agreement shall cease to be in full force and effect; or

          (m) All of the outstanding equity interests of the Seller shall cease to be owned, directly or indirectly, by the Originators; or

          (n) The Parent shall (i) allow aggregate amount of Consolidated Capital Expenditures for any period set forth below to exceed the amount set forth below opposite such period:


          FISCAL YEAR ENDING ON OR
          CLOSEST TO                      AMOUNT

          February 29, 2000               $620,000,000

          February 28, 2001               $295,000,000

                (ii) at no time shall the ratio of (a) Consolidated Debt at such time to (b) Total Capital at such time, exceed 0.695; provided that upon any sale of the capital stock of PCS, such maximum ratio shall be reset at the level which produces the result that the amount of additional Debt that the Parent may incur within the limits of this ratio immediately after giving effect to such sale and the repayment of any Debt required in connection therewith is equal to the amount of additional Debt that the Parent could incur within the limits of this ratio immediately before giving effect to such sale and the repayment of any Debt required in connection therewith;


                (iii) the Parent will not, and will not permit any of its Subsidiaries to, incur or at any time be liable with respect to any Debt except:

                (A)  Debt under the Amended Credit Agreement;

                (B)  Debt outstanding on December 2, 1999;

                (C) Debt incurred to refinance Debt referred to in clause
          (A) or clause (B) above, provided that the amount thereof that is at the time outstanding or committed is not increased and the maturity thereof is not shortened; and

                (D) Debt not permitted by clauses (A), (B) or (C) above in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

                (iv) at no time during any period set forth below shall the Fixed Charge Coverage Ratio be less than the ratio set forth below opposite such period:

                FISCAL QUARTER ENDING
                ON OR CLOSEST TO                    RATIO

                November 30, 1999                   1.35
                February 29, 2000                   1.30
                May 31, 2000 and
                thereafter                          1.25

; or

          (o) The Parent Guaranty shall cease to be in full force and effect;

then, and in any such event, any or all of the following actions may be taken by notice to the Seller: (x) the Investors holding a majority of the outstanding Receivable Interests at such time or the Agent may declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred), (y) the Agent may declare the Commitment Termination Date to have occurred (in which case the Commitment Termination Date shall be deemed to have occurred), and (z) without limiting any right under this Agreement to replace the Collection Agent, the Agent may designate another Person to succeed the Parent as the Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date and the Commitment Termination Date shall occur, the Parent (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Agent or its designee shall become the Collection Agent. Upon any such declaration or designation or upon such automatic termination, the Investors, the Banks and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.


                                ARTICLE VIII

                                 THE AGENT

          SECTION 8.01. Authorization and Action. Each Investor and each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

          SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent's servicing, administering or collecting Pool Receivables as Collection Agent), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for the Seller and the Collection Agent), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor or Bank (whether written or oral) and shall not be responsible to any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller or the Collection Agent or to inspect the property (including the books and records) of the Seller or the Collection Agent; (d) shall not be responsible to any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 8.03. CNAI and Affiliates. The obligation of Citibank to purchase Receivable Interests under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to any Receivable Interest or interest therein owned by it, CNAI shall have the same rights and powers under this agreement as any Bank and may exercise the same as though it were not the Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Seller, the Collection Agent or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent or any Obligor or any of their respective Affiliates, all as if CNAI were not the Agent and without any duty to account therefor to the Investors or the Banks.


          SECTION 8.04. Bank's Purchase Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.


                                 ARTICLE IX

                              INDEMNIFICATION

          SECTION 9.01. Indemnities by the Seller. Without limiting any other rights that the Agent, the Investors, the Banks or any of their respective Affiliates (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) (all of the foregoing being collectively referred to as "Indemnified Amounts") arising out of or resulting from this Agreement or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or
(c) any income or franchise taxes incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

                      (i) the creation of an undivided percentage ownership interest in any Receivable which purports to be part of the Net Receivables Pool Balance but which is not at the date of the creation of such interest an Eligible Receivable or which thereafter ceases to be an Eligible Receivable;

                      (ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement and the other Transaction Documents which shall have been incorrect in any material respect when made;

                      (iii) the failure by the Parent, the Seller or any Originator to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

                      (iv) the failure to vest in the Investors or the Banks, as the case may be, (a) a perfected undivided percentage ownership interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, or
          (b) a perfected security interest as provided in Section 2.10, in each case free and clear of any Adverse Claim;

                      (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

                      (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Collection Agent);

                      (vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

                      (viii)any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

                      (ix) the commingling of Collections of Pool Receivables at any time with other funds;

                      (x) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or Related Security or Contract;

                      (xi) any failure of the Seller to comply with its covenants contained in Section 5.01; or

                      (xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable.


                                 ARTICLE X

                               MISCELLANEOUS

          SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall be effective unless in a writing signed by the Agent, as agent for the Investors and the Banks (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Collection Agent in addition to the Agent, affect the rights or duties of the Collection Agent under this Agreement. No failure on the part of the Investors, the Banks or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

          SECTION 10.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

          SECTION 10.03. Assignability. (a) This Agreement and the Investors' rights and obligations herein (including ownership of each Receivable Interest) shall be assignable by the Investors and their successors and assigns. Each assignor of a Receivable Interest or any interest therein shall notify the Agent and the Seller of any such assignment. Each assignor of a Receivable Interest or any interest therein may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Seller, including the Receivables, furnished to such assignor by or on behalf of the Seller or by the Agent; provided, that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Seller received by it from any of the foregoing entities.

          (b) Each Bank may assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests or interests therein owned by it); provided, however, a Bank shall not make an assignment hereunder prior to the occurrence of an Event of Termination if, solely as a result of such assignment, the assignee would be entitled to request compensation pursuant to Section 2.08 or 2.09 hereof immediately following such assignment in an amount greater than that to which the assignor Bank was entitled immediately prior to such assignment (unless such potential assignee waived any right with respect to any greater amount available to such Person). The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance. In addition, Citibank or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller or the Agent.

          (c) This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns.

          (d) The Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

          SECTION 10.04. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 9.01 hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing and the other activities contemplated in Section 5.02 of this Agreement, any Asset Purchase Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, CNAI, CAFCO, CRC, Citibank and their respective Affiliates with respect thereto and with respect to advising the Agent, CNAI, CAFCO, CRC, Citibank and their respective Affiliates as to their rights and remedies under this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, CNAI, the Investors, the Banks and their respective Affiliates, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

          (b) In addition, the Seller shall pay (i) any and all commissions of placement agents and dealers in respect of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest, (ii) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of CAFCO's and CRC's commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest, and (iii) any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

          SECTION 10.05. No Proceedings. Each of the Seller, the Agent, the Collection Agent, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against CAFCO or CRC any proceeding of the type referred to in Section 7.01(g) so long as any commercial paper or other senior indebtedness issued by CAFCO or CRC, as applicable, shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

          SECTION 10.06. Confidentiality. (a) Unless otherwise required by applicable law, the Parent, the Seller and each Originator agrees to maintain the confidentiality (and to cause their respective officers, directors, employees, agents and representatives to maintain the confidentiality) of this Agreement in communications with third parties and otherwise; provided, however, this Agreement may be disclosed to (i) to such of the Parent's, Seller's and Originators' officers, directors, employees, agents and representatives as need to know such Information in connection with its participation in any of the transactions contemplated by this Agreement or the administration of this Agreement or the other Transaction Documents (subject to confidentiality obligations equivalent to those set forth herein), (ii) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent, and (iii) the Seller's legal counsel and auditors if they agree to hold it confidential.

          (b) Unless otherwise required by applicable law, the Agent, the Investors and the Banks agree to keep confidential (and to cause their respective officers, directors, employees, agents and representatives to keep confidential) all non-public information, materials and documents furnished to the Agent or any Lender (the "Information"). Notwithstanding the foregoing, the Agent, each Investor and each Bank shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents and representatives as need to know such Information in connection with its participation in any of the transactions contemplated by this Agreement or the administration of this Agreement or the other Transaction Documents (subject to confidentiality obligations equivalent to those set forth herein); (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (iii) to the extent such Information
(A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Agent, such Investor or such Bank on a non-confidential basis from a source other than the Seller, the Parent, any Originator or any of their respective subsidiaries or (C) was available to the Agent, such Investor or such Bank on a non-confidential basis prior to its disclosure to the Agent, such Investor or such Bank by the Seller, the Parent, any Originator or any of their respective subsidiaries; or (iv) to the extent that any of the Seller, the Parent, any Originator or any of their respective subsidiaries shall have consented to such disclosure in writing.

          SECTION 10.07. Patient Confidentiality. The Agent hereby agrees on behalf of itself, the Investors and the Banks and any of their designees or assigns to, and shall take all reasonable steps to, comply with all applicable state or federal laws or administrative regulations regarding the confidentiality of patient records and patient medical information it receives in connection with the transactions described in this Agreement.

          SECTION 10.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE INVESTORS AND THE BANKS IN THE RECEIVABLES, THE ORIGINATOR PURCHASE AGREEMENT, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          SECTION 10.09. No Novation. The parties hereto acknowledge and agree that the grant of the security interest hereunder shall not affect the validity of the security interest granted under the Original Receivables Purchase Agreement, which security interest shall, at all times, continue to be attached, perfected and enforceable pursuant to the terms of the Original Receivables Purchase Agreement as amended and restated herein. The parties hereto further acknowledge and agree that the execution, delivery or effectiveness of this Agreement shall not extinguish the obligations of the Seller under the Original Receivables Purchase Agreement or discharge or release the lien or priority of any security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Receivables Purchase Agreement, which shall remain in full force and effect, except as modified hereby.

          SECTION 10.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

          SECTION 10.11. Survival of Termination. The provisions of Sections 2.08, 2.09, 6.07, 9.01, 10.04, 10.05 and 10.06 shall survive any termination of this Agreement.


                [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]







          IN WITNESS WHEREOF, the parties have caused this Amended and Restated Receivables Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


SELLER:                           RITE AID FUNDING LLC


                                  By:________________________________
                                     Name:
                                     Title:

                                     30 Hunter Lane
                                     Camp Hill, PA 17011
                                     Attention:
                                     Facsimile No:


INVESTOR:                         CORPORATE ASSET FUNDING
                                  COMPANY, INC.

                                  By: Citicorp North America, Inc.,
                                        as Attorney-in-Fact


                                      By:____________________________
                                         Name:
                                                     Vice President

                                              450 Mamaroneck Avenue
                                              Harrison, NY 10528
                                              Attention: U.S. Securitization
                                              Facsimile No. 914-899-7890



 INVESTOR:                            CORPORATE RECEIVABLES CORPORATION

                                      By: Citicorp North America, Inc.,
                                              as Attorney-in-Fact



                                          By:________________________
                                             Name:
                                                     Vice President


                                              450 Mamaroneck Avenue
                                              Harrison, NY 10528
                                              Attention: U.S. Securitization
                                              Facsimile No. 914-899-7890



AGENT:                            CITICORP NORTH AMERICA, INC., as Agent



                                      By:___________________________
                                         Name:
                                                Vice President

                                         450 Mamaroneck Avenue
                                         Harrison, N.Y. 10528
                                         Attention:  U.S. Securitization
                                         Facsimile No. 914-899-7890


BANK:                             CITIBANK, N.A.


                                      By:___________________________
                                         Name:
                                         Title: Vice President
                                         Percentage Interest: 100%

                                         450 Mamaroneck Avenue
                                         Harrison, N.Y. 10528
                                         Facsimile No. 914-899-7890


PARENT AND                        RITE AID CORPORATION
COLLECTION AGENT:

                                      By:___________________________
                                         Name:
                                         Title:

                                         30 Hunter Lane
                                         Camp Hill, PA 17011
                                         Attn:
                                         Facsimile No: